      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 2000
                                                   REGISTRATION NO. 333-42282

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                   ----------



           DELAWARE                                   7373                            76-0553110
(State or Other Jurisdiction of    (Primary standard industrial classification      (I.R.S. Employer
Incorporation or Organization)                    code number)                    Identification Number)



                          4900 HOPYARD DRIVE, SUITE 200
                          PLEASANTON, CALIFORNIA 94588
                                 (925) 251-0000
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)
                                   ----------
                                JOSEPH A. WAGDA
                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          4900 HOPYARD DRIVE, SUITE 200
                          PLEASANTON, CALIFORNIA 94588
                                 (925) 251-0000
                               FAX: (925) 251-0001
  (Name, Address Including Zip Code, and Telephone Number Including Area Code,
                              of Agent for Service)
                                   ----------
                                   COPIES TO:
                              RICHARD S. GREY, ESQ.
                       ORRICK, HERRINGTON & SUTCLIFFE LLP
                        OLD FEDERAL RESERVE BANK BUILDING
                               400 SANSOME STREET
                             SAN FRANCISCO, CA 94111
                                   ----------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 At such time or times after the effective date of this registration statement as the selling stockholders shall determine.


                                   ----------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the securities act, please check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------------



If this form is a post-effective amendment filed pursuant to Rule 462(c) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------------


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                    AMOUNT              PROPOSED             PROPOSED             AMOUNT OF
           TITLE OF EACH CLASS OF                   TO BE           MAXIMUM OFFERING     MAXIMUM AGGREGATE      REGISTRATION
        SECURITIES TO BE REGISTERED            REGISTERED(1)(2)    PRICE PER SHARE(2)    OFFERING PRICE(2)         FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
       Common stock, $.001 par value              3,085,853              $3.75            $11,571,948.00       $3,054.99

=================================================================================================================================


         (1) Shares of common stock that may be offered pursuant to this Registration Statement consist of 709,555 shares previously issued in a private placement, 668,468 shares previously issued in connection with a purchase of assets, 137,830 shares issuable upon exercise of options, 45,000 shares issuable upon exercise of fixed warrants and 1,525,000 issued upon exercise of fixed and adjustable warrants.



         (2) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low sale prices of the common stock as reported on The Nasdaq National Market on July 21, 2000 pursuant to Rule 457(c).



         (3) $3,678.96 previously submitted.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED OCTOBER 3, 2000


                             PRELIMINARY PROSPECTUS

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.


                                3,085,853 SHARES


                                  COMMON STOCK

                                   ----------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 2 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                   ----------


         The selling stockholders identified in this prospectus are offering up to 3,085,853 of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol of "BTSR." On September 15, 2000, the last sale price of our common stock on the Nasdaq National Market was $3.00 per share.


         We will not receive any of the proceeds from the sale of shares by the selling stockholders, and we are not offering any shares for sale under this prospectus. See "Selling Stockholders" and "Plan of Distribution" for a description of sales of the shares by the selling stockholders.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is _____________, 2000

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                   OUR COMPANY


         We are an e-business solutions and application service provider to Global 2000 companies and public sector organizations. Our rapidly deployed solutions for e-commerce, supply chain management, customer relationship management, enterprise resource planning, corporate portal and application outsourcing help companies transform themselves into successful e-businesses and achieve a competitive advantage by delivering superior service to their customers while improving operational efficiencies. We have approximately 400 employees in offices throughout North America and Australia.


         Our e-commerce practice leverages our extensive experience in implementing enterprise applications to help companies develop, rapidly deploy, and support business-to-business and business-to-consumer commerce sites, as well as traditional Internet information publishing sites, that are tightly integrated with existing information systems. Our partnerships with BroadVision, Microsoft and other technology companies, combined with our expertise in enterprise application integration, Web site design and Internet information security issues enable us to put in place comprehensive e-commerce solutions tailored to the specific needs of our clients.

                               RECENT DEVELOPMENTS


         Michael Ober has resigned as our Chief Executive Officer, effective October 2, 2000. Joseph A. Wagda, a director of BrightStar since April 2000, has become acting Chief Executive Officer, effective October 2, 2000.



         On September 15, 2000, we entered into a Heads of Agreement to sell our Australian subsidiary, BrightStar Information Technology Group Ltd. The Heads of Agreement is essentially a letter of intent under which we would sell our Australian subsidiary for approximately AuD. $15,000,000. At least AuD. $7,000,000 of the purchase price would be payable in cash, with the balance payable in marketable securities of the buyer. The closing of the transaction is subject to a number of significant conditions, including satisfactory completion of due diligence, negotiation of a mutually agreeable acquisition agreement, and the obtaining of necessary consents and approvals. Assuming that all of those conditions are satisfied, the transaction would not be expected to close until the middle or latter part of the fourth quarter.



         On September 8, 2000, we entered into an asset purchase agreement with Integrated Control Systems, Inc., a Delaware corporation, and Integrated Controls, Inc., a Louisiana corporation and our wholly-owned subsidiary ("ICON"). Pursuant to the asset purchase agreement, we sold to Integrated Control Systems substantially all of the assets and transferred certain liabilities of ICON's business of systems integration for the energy industry, which ICON ran through its controls division. The aggregate purchase price was $2,150,000 subject to certain adjustments.



         On June 20, 2000, we announced that revenue and earnings for the second quarter and the remainder of the calendar year will be lower than expected and that we are realigning our operations to improve operating margins by reducing expenses associated with underutilized office space and personnel.




         As a result of our realignment of operations, we recorded a restructuring charge of $2.5 million in the second quarter ending June 30, 2000. Of the total charge, approximately $1.0 million was reserved for ongoing lease obligations and $0.5 million was recorded to write-down fixed assets. The remainder of the restructuring charge is for the severance of approximately 90 employees, or 15% of our workforce.

         We attributed the lower than expected revenues to the continued decline in the enterprise resource planning market and slower-than-expected adoption of our corporate portals service offerings. However, we also noted that our e-commerce and customer relationship management practices, in contrast to our enterprise resource planning and corporate portals practices, have shown solid growth throughout the first half of 2000.


         There can be no assurance that our actions will improve profit margins, or that our focus in the locations referenced above will result in sustained or improved revenue and earnings levels.

                                   OUR OFFICES

         Our principal executive offices are located at 4900 Hopyard Road, Suite 200, Pleasanton, California 94588.


                                  THE OFFERING



Common stock offered by the                   3,085,853 shares
selling stockholders...................

Common stock to be outstanding                11,545,057 shares
after the offering(1)..................

Use of proceeds........................       We will not receive any proceeds from sales of common stock by the selling stockholders. See "Use of Proceeds."

Nasdaq National Market symbol..........       BTSR


----------
(1)    Based on the number of shares outstanding on June 30, 2000.



                  CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

         This prospectus may contain forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. Forward-looking statements relate to future events or to our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "could," "believes," "estimates," "predicts," "potential" or similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described in the "Risk Factors" section and elsewhere in this prospectus.

         Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, even if new information becomes available or other events occur.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with other information contained in this prospectus, before you decide whether to buy our common stock. If any of the events described in the following risks actually occurs, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

OUR LIMITED OPERATING HISTORY, INCLUDING THE UNCERTAINTY OF OUR FUTURE PERFORMANCE AND ABILITY TO MAINTAIN OR IMPROVE OUR FINANCIAL AND OPERATING SYSTEMS, MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

         Our company was organized in July 1997 and we completed our initial public offering in April 1998. Our limited operating history, which includes the roll-up of multiple businesses and related financial and operating systems, makes it difficult to evaluate our business. The uncertainty of our future performance and ability to maintain or improve our financial and operating systems, procedures and controls increase the risk that the value of our common stock may decline.

OUR INCREMENTAL REVENUE WILL DECLINE IF WE ARE UNABLE TO MAINTAIN OR IMPROVE OUR PROFITABILITY BY INCREASING NET SALES, EXPANDING THE RANGE OF OUR SERVICES, OR ENTERING NEW MARKETS.


         There can be no assurance that we will be able to maintain or improve the profitability and expand the net sales of our business and any subsequently acquired businesses. Various factors, including demand for e-commerce services and our ability to expand the range of our services and to successfully enter new markets, may affect our ability to maintain or increase the net sales of our business or any subsequently acquired businesses. Many of these factors are beyond the control of our company. In addition, in order to effectively manage growth we must expand and improve our operational, financial and other internal systems and attract, train, motivate and retain qualified employees. In many cases, we may be required to fund substantial expenditures related to growth and client acquisition initiatives in advance of potential revenue streams generated from such initiatives. Expenditures related to our growth and client acquisition initiatives may negatively affect our operating results, and we may not realize any incremental revenue from our growth and client acquisition efforts.


FAILURE OF OUR MANAGEMENT TO SUCCESSFULLY MANAGE INTERNAL GROWTH COULD NEGATIVELY IMPACT OUR ABILITY TO MAINTAIN OR INCREASE OUR REVENUES.


         If our management does not effectively handle internal growth or our new employees do not achieve anticipated performance levels, we may fail to maintain or increase our revenues. In addition, our failure to successfully integrate the founding companies and any subsequently acquired companies may negatively impact our revenues and profitability.


IF WE ARE UNABLE TO ATTRACT, TRAIN AND RETAIN HIGHLY QUALIFIED PERSONNEL, THE QUALITY OF OUR SERVICES MAY DECLINE AND WE MAY NOT SUCCESSFULLY EXECUTE OUR INTERNAL GROWTH STRATEGIES.

         Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled and experienced technical employees. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. Other providers of technical staffing services, systems integrators, providers of outsourcing services, computer consulting firms and temporary personnel agencies provide intense competition for IT professionals with the skills and experience required to perform the services offered by our company. Competition for these professionals has increased in recent years, and we expect such competition will continue to increase in the foreseeable future. There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of technical personnel or our inability to hire or retain sufficient technical personnel could impair our ability to secure and complete client engagements and could harm our business.

THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

         Our revenue and results of operations will fluctuate significantly from quarter to quarter, or year to year, because of a number of factors which may lead to reduced prices for our common stock, including but not limited to:

                  o the rate of hiring and the productivity of revenue-generating personnel;

                  o the availability of qualified e-commerce professionals;

                  o the significance of client engagements commenced and completed during a quarter;

                  o the ability to complete fixed fee engagements in a timely and profitable manner;

                  o the decision of our clients to retain us for expanded or ongoing services;

                  o        the number of business days in a quarter;

                  o        changes in the relative mix of our services;

                  o        changes in the pricing of our services;

                  o the timing and rate of entrance into new geographic or e-commerce markets;

                  o departures or temporary absences of key revenue-generating personnel;

                  o        the structure and timing of acquisitions;

                  o        changes in the demand for IT services; and

                  o        general economic factors.


         The timing of revenue is difficult to forecast because our sales cycle for some of our services can be relatively long and is subject to a number of uncertainties, including clients' budgetary constraints, the timing of clients' budget cycles, clients' internal approval processes and general economic conditions. In addition, as is customary in the industry, our engagements generally are terminable without client penalty. An unanticipated termination of a major project could result in a higher than expected number of unassigned persons or higher severance expenses as a result of the termination of the under-utilized employees. Due to all of the foregoing factors, we believe period-to-period comparisons of our revenue and operating results should not be relied on as indicators of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year.


ANY ACQUISITIONS WE MAKE COULD RESULT IN DIFFICULTIES IN SUCCESSFULLY MANAGING OUR BUSINESS AND CONSEQUENTLY HARM OUR FINANCIAL CONDITION.

         As an integral part of our business strategy, we will seek to expand by acquiring additional e-commerce businesses. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities available to us and may lead to higher acquisition prices. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into our company without substantial costs, delays or other operational or financial difficulties. In addition, acquisitions involve a number of other risks, including:

                  o failure of the acquired businesses to achieve expected results;

                  o diversion of management's attention and resources to acquisitions;

                  o failure to retain key customers or personnel of the acquired businesses; and

                  o risks associated with unanticipated events, liabilities or contingencies.

         Client dissatisfaction or performance problems at a single acquired firm could negatively affect the reputation of our company. Acquisitions accounted for as purchases may result in substantial annual noncash amortization charges for goodwill and other intangible assets in our statements of operations. The inability to acquire complementary e-commerce service businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

OUR INABILITY TO OBTAIN CAPITAL, USE INTERNALLY GENERATED CASH OR DEBT, OR USE SHARES OF OUR COMMON STOCK TO FINANCE FUTURE ACQUISITIONS COULD IMPAIR THE GROWTH AND EXPANSION OF OUR BUSINESS.


         Reliance on internally generated cash or debt to complete acquisitions could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use shares of our common stock to consummate acquisitions will depend on our market value from time to time and the willingness of potential sellers to accept it as full or partial payment. Using shares of our common stock for this purpose may result in significant dilution to then existing stockholders. To the extent that we are unable to use our common stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital for this purpose through debt or additional equity financings. No assurance can be given that we will be able to obtain the necessary capital to finance a successful acquisition program or our other cash needs. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of expansion. In addition to requiring funding for acquisitions, we may need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to (i) obtain additional capital on acceptable terms, (ii) to use internally generated cash or debt to complete acquisitions because it significantly limits our operational or financial flexibility, or (iii) to use shares of our common stock to make future acquisitions may hinder our ability to actively pursue our acquisition program.


OUR FAILURE TO OBTAIN ADDITIONAL FINANCING IN THE NEAR FUTURE MAY SUBSTANTIALLY HARM OUR OPERATIONS AND THE FUTURE GROWTH OF OUR BUSINESS.

         Our operating and acquisition strategies will require substantial capital. We intend to finance operations and future acquisitions through cash flow from operations, issuances of shares of our common stock or debt securities, including convertible debt securities, and borrowings under credit facilities. Borrowings under our current credit facilities are secured by liens on substantially all of our assets (including accounts receivable) and a pledge of our equity interest in each of our subsidiaries. Our current credit facilities requires us to comply with various loan covenants, including (i) maintenance of certain financial ratios, (ii) restrictions on additional indebtedness and (iii) restrictions on liens, guarantees and the payment of dividends. There can be no assurance that the available borrowings under our current credit facilities will be adequate to finance future operations or acquisitions. Additionally, there can be no assurance that we will be able to secure financing incremental to our current credit facilities at any cost. Our failure to obtain adequate financing under our current credit facilities or through other financing arrangements may harm our operations and the future growth of our business.

BECAUSE THE E-COMMERCE SERVICE MARKET IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY, WE MAY LOSE MARKET SHARE TO LARGER COMPANIES THAT ARE BETTER EQUIPPED TO WEATHER A DETERIORATION IN MARKET CONDITIONS DUE TO INCREASED COMPETITION.

         The market for e-commerce services is highly competitive and fragmented, is subject to rapid change and has low barriers to entry. We compete for potential clients with systems consulting and implementation firms, multinational accounting firms, software application firms, service groups of computer equipment companies, facilities management companies, general management consulting firms, programming companies and technical personnel and data processing outsourcing companies. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than our company. In addition, we compete with our clients' internal management information systems departments. We believe the principal competitive factors in the e-commerce services industry include:

                  o        responsiveness to client needs;

                  o        availability of technical personnel;

                  o        speed of applications development;

                  o        quality of service;

                  o        price;

                  o        project management capabilities;

                  o        technical expertise; and

                  o ability to provide a wide variety of e-commerce services.

We believe that our ability to compete also depends in part on a number of factors outside of our control, including:

                  o the ability of our competitors to hire, retain and motivate qualified technical personnel;

                  o the ownership by competitors of software used by potential clients;

                  o the development of software that would reduce or eliminate the need for certain of our services;

                  o        the price at which others offer comparable services;
                           and

                  o the extent of our competitors' responsiveness to client needs.


         We expect that competition in the e-commerce services industry could increase in the future, partly due to low barriers to entry. Increased competition could result in price reductions, reduced margins or loss of market share for us and greater competition for qualified technical personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition among e-commerce services companies results in a deterioration of market conditions for e-commerce services companies, we could lose market share to our competitors.


IF OUR RELATIONSHIP WITH SAP DETERIORATES OR IS DISCONTINUED, WE MAY LOSE A SUBSTANTIAL PORTION OF OUR CLIENT AND SUBCONTRACTING REVENUE.

         Our company, through two of our founding companies, SCS America and SCS Australia, has a significant relationship with SAP AG from which we derive substantial client and subcontracting revenues and business referrals. We are authorized to implement and service SAP's technology under terms of their respective SAP Implementation Partner Agreements with SAP. We subcontract projects from SAP; however, SAP is not obligated to refer business to or subcontract with either company. Deterioration or discontinuation of this relationship, or termination of our status as an SAP implementation partner in the U.S. or Australia, could harm our revenue growth.

OUR FAILURE TO MEET CLIENT'S EXPECTATIONS IN THE PERFORMANCE OF OUR SERVICES, AND THE RISKS AND LIABILITIES ASSOCIATED WITH PLACING OUR EMPLOYEES AND CONSULTANTS IN THE WORKPLACES OF OTHERS COULD GIVE RISE TO NUMEROUS CLAIMS AGAINST US.

         Many of our engagements involve projects that are critical to the operations of our clients' businesses and provide benefits that may be difficult to quantify. Our failure or inability to meet a client's expectations in the performance of our services could result in a material adverse change to the client's operations and therefore could give rise to claims against us or damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing our employees and consultants in the workplaces of others, including possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, theft of client property, other criminal activity or torts and other claims. Although the founding companies have not experienced any material claims of these types, there can be no assurance that we will not experience such claims in the future.

         In addition, a percentage of our projects are billed on a fixed-fee basis. As a result of competitive factors or other reasons, we could increase the number and size of projects billed on a fixed-fee basis. Our failure to estimate accurately the resources and related expenses required for a fixed-fee project or failure to complete contractual obligations in a manner consistent with the project plan upon which a fixed-fee contract is based could give rise to additional claims.

OUR FAILURE TO KEEP PACE WITH THE RAPID TECHNOLOGICAL CHANGES IN THE E-COMMERCE INDUSTRY OR NEW INDUSTRY STANDARDS MAY RENDER OUR TECHNOLOGIES OBSOLETE.

         Our success will depend in part on our ability to enhance our existing products and services, to develop and introduce new products and services and to train our consultants in order to keep pace with continuing changes in e-commerce, evolving industry standards and changing client preferences. There can be no assurance that we will be successful in addressing these issues or that, even if these issues are addressed, we will be successful in the marketplace. In addition, products or technologies developed by others may render our services noncompetitive or obsolete. Our failure to address these issues successfully could cause our revenues to decrease and impede our growth.

OUR PLAN TO COMMIT SIGNIFICANT RESOURCES TO OUR CURRENT AND PLANNED INTERNATIONAL OPERATIONS COULD BE UNPROFITABLE DUE TO RISKS INHERENT IN INTERNATIONAL BUSINESS ACTIVITIES.

         Approximately 33% of our revenues during 1999 and 28% of our revenues in 1998 were generated outside the U.S. Our current and planned international operations are subject to certain political, economic and other uncertainties not typically encountered in domestic operations, including, among others:

                  o        renegotiation or nullification of existing contracts;

                  o changing political conditions, laws or policies affecting trade and investment;


                  o        overlap of different tax structures;


                  o general hazards associated with the assertion of foreign sovereignty over certain areas in which operations are conducted;

                  o costs of localizing services and products for foreign countries;

                  o lack of acceptance of localized services and products in foreign countries; and

                  o longer accounts receivable payment cycles and logistical difficulties in managing international operations.


         Additionally, various foreign jurisdictions have laws limiting the right and ability of foreign subsidiaries and joint ventures to pay dividends and remit earnings to affiliated companies, unless specified conditions are met. Our inability to successfully manage the risks of international operations could result in decreased revenues. Foreign operations also face the additional risks of fluctuating currency values, hard currency shortages and controls of foreign currency exchange. We currently do not engage in hedging transactions.


OUR FAILURE TO RETAIN ANY OF OUR KEY MANAGEMENT PERSONNEL, TO HIRE COMPARABLE REPLACEMENTS OR TO ENFORCE NON-COMPETE AGREEMENTS AGAINST FORMER MANAGEMENT MEMBERS COULD HARM THE IMPLEMENTATION OF OUR GROWTH STRATEGIES.

         Our success will depend on the continuing efforts of our executive officers and the senior management of our founding companies, and will likely depend on the senior management of any significant businesses we acquire in the future. Each of our employment agreements with our senior management and other key personnel provides that the employee will not compete with us during the term of the agreement and following the termination of the agreement for a specified term (ranging from one to three years) in a specified geographical area. In most states, however, a covenant not to compete will be enforced only to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement, does not unreasonably restrain the party against whom enforcement is sought and is not contrary to the public interest. This determination is made based on all the facts and circumstances of the specific case at the time enforcement is sought. Thus, there can be no assurance that a court will enforce such a covenant in a given situation. Failure to retain any of our key management personnel and to attract and retain qualified replacements could harm the implementation of our growth strategies.

OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD DETER TAKEOVER ATTEMPTS, EVEN IF A TRANSACTION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

         Our certificate of incorporation, as amended, and provisions of Delaware law could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. Our certificate of incorporation authorizes our board of directors to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the common stock with respect to dividends, distributions and voting rights) as our board of directors may determine. The issuance of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a tender offer, merger, proxy contest or otherwise. In addition, our certificate of incorporation contains a prohibition of stockholder action without a meeting by less than unanimous written consent. This provision may also have the effect of inhibiting or delaying a change in control of our company. See "Description of Capital Stock."

WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

         We intend to retain earnings, if any, to finance the expansion of our business and for general corporate purposes, including future acquisitions, and we do not anticipate paying any cash dividends on our common stock for the foreseeable future. In addition, we expect that any credit facility obtained by us will contain restrictions on the ability of our company to pay dividends without the consent of the lender.


                                 USE OF PROCEEDS


         We will not receive any proceeds from the sale of common stock by the selling stockholders under this registration statement.

                                 DIVIDEND POLICY

         We have never declared nor paid cash dividends on our common stock. Our credit facility contains restrictions on our ability to pay cash dividends. We currently intend to retain future earnings, if any, to fund the development and growth of its business and do not anticipate paying any cash dividends in the foreseeable future.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is traded on the Nasdaq National Market under the symbol "BTSR". The following table sets forth for the quarterly periods indicated the range of high and low sales prices for our common stock since our initial public offering effective as of April 17, 1998.


                             1998             1999              2000
                       ---------------   ---------------   ---------------
                        HIGH      LOW     HIGH      LOW     HIGH      LOW
                       ------   ------   ------   ------   ------   ------
First Quarter ......                     $11.00   $ 3.69    12.94     5.63
Second Quarter .....   $20.75   $10.00   $ 5.84   $ 3.12     9.00     2.56
Third Quarter ......   $14.25   $ 5.50   $ 5.00   $ 2.87
Fourth Quarter .....   $10.50   $ 5.00   $10.50   $ 3.00




         As of July 21, 2000, there were 140 stockholders of record of our common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data for us is derived from our financial statements and related notes thereto. The following selected consolidated financial data should be read in connection with and is qualified in its entirety by our financial statements and related notes thereto and other financial information included elsewhere in this Form S-1.

         We were organized in July 1997 and completed our initial public offering April 16, 1998. Concurrent with our initial public offering, we acquired (a) the outstanding capital stock of Brian R. Blackmarr and Associates, Inc., or "Blackmarr", Integrated Controls, Inc., or "ICON", Mindworks Professionals Education Group, Inc., Software Innovators, Inc., or "SII", Zelo Group, Inc. and (b) substantially all the net assets of Software Consulting Services America, LLC, or "SCS America" and SCS Unit Trust, or "SCS Australia" and together with Blackmarr, ICON, Mindworks, SII, Zelo, SCS America and SCS Australia , representing our "founding companies" and (c) executed a share exchange with BIT Investors, LLC, or "BITI" and our senior management for all outstanding common stock of BIT Group Services, Inc., or "BITG". The acquisitions were accounted for using the purchase method of accounting, with Blackmarr being reflected as the "accounting acquirer."


         The following tables present selected historical data for Blackmarr, the accounting acquirer, for the years 1995 through 1997. The 1998 data presented in the following table for us is comprised of (i) the results of operation of Blackmarr for the year ended December 31, 1998, (ii) the results of operations of the founding companies for the periods subsequent to their acquisitions and (iii) the results of the operations of companies acquired by us after our initial public offering.



         The Blackmarr results have been derived from (i) the audited financial statements of Blackmarr for the years ended and as of September 30, 1995, 1996 and 1997 and the year ended December 31, 1998.



                                                           YEAR ENDED                           YEAR ENDED
                                                          SEPTEMBER 30                          DECEMBER 31
                                             ---------------------------------------     -------------------------
    HISTORICAL OPERATIONS DATA:                 1995          1996          1997            1998          1999
                                             -----------   -----------   -----------     -----------   -----------
                                                                       (IN THOUSANDS)
Revenue ............................         $     7,043   $     9,227   $    12,190     $    63,584   $   103,449
Cost of revenue ....................               5,592         7,659        10,063          45,409        76,476
Selling, general and
    administrative expenses ........               1,413         1,555         1,668          15,445        26,797
Stock compensation expense .........                  --            --           305           6,766           468
In process research & development ..                  --            --            --           3,000            --
Restructure charge .................                  --            --            --           7,614            --
Depreciation and amortization ......                  78           101           135           1,652         3,056
                                             -----------   -----------   -----------     -----------   -----------


Income (loss) from continuing
    operations .....................                 (40)          (88)           19         (16,302)       (3,348)
Other income, net ..................                 186           124            33             158           (15)
Interest expense ...................                 (66)          (67)          (96)            (66)         (518)
Income tax provision (benefit) .....                  40            --             6             612        (1,313)
Income (loss) on discontinued
    operations .....................                  --            --            --             278        (7,447)
                                             -----------   -----------   -----------     -----------   -----------
         Net income (loss) .........         $        40   $       (31)  $       (50)    $   (16,544)  $   (10,015)
                                             ===========   ===========   ===========     ===========   ===========

Average common shares:
    Basic and diluted ..............                  --            --            --       6,275,031     8,642,034



                                             THREE MONTHS ENDED             SIX MONTHS ENDED
                                            June 30,    June 30,          June 30,    June 30,
                                           ---------   ---------         ---------   ---------
    HISTORICAL OPERATIONS DATA:              1999        2000              1999        2000
                                           ---------   ---------         ---------   ---------
                                                                              (unaudited)
Revenue ............................       $  29,511   $  18,096         $  55,011  $   37,701
Cost of revenue ....................          20,796      12,492            40,532      25,744
Selling, general and
    administrative expenses ........           6,804       8,629            12,360      15,062
Stock compensation expense .........              67          --               468          --
In process research & development ..              --          --                --          --
Restructure charge .................              --       2,525                --       2,525
Depreciation and amortization ......             763         852             1,386       1,693
                                           ---------   ---------         ---------   ---------


Income (loss) from continuing
    operations .....................           1,081      (6,402)             (265)     (7,523)
Other income, net ..................               3          (2)              (32)         (4)
Interest expense ...................             (99)       (138)              (78)       (268)
Income tax provision (benefit) .....             556      (2,271)              558      (2,651)
Income (loss) on discontinued
    operations .....................             (93)       (223)              149        (223)
                                           ---------   ---------         ---------   ---------
         Net income (loss) .........       $     336   $  (4,494)        $    (254)  $  (5,167)
                                           =========   =========         =========   =========

Average common shares:
    Basic and diluted ..............       8,723,584   9,403,010         8,602,809   9,104,394

                                      SEPTEMBER 30,            DECEMBER 31,     JUNE 30,
                              ----------------------------  ------------------  --------
HISTORICAL OPERATIONS DATA:     1995      1996      1997      1998      1999      2000
                              --------  --------  --------  --------  --------  --------
                                                    (IN THOUSANDS)
Working capital ............  $    284  $    233  $    337  $ 14,348  $ 10,409  $ 6,124
Total assets ...............     1,609     1,926     3,501    92,401    85,008   82,026
Borrowings under line of
credit .....................        --        --        --        --     8,579    6,517
Stockholders' equity .......       396       423       682    70,074    60,451   57,501


    SELECTED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

         The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in connection with our Consolidated Financial Statements and related notes thereto and other financial information included elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties.

ACQUISITIONS

         Concurrent with and as a condition to the closing of our initial public offering in April 1998, we acquired all of the outstanding capital stock or substantially all the net assets of Blackmarr, ICON, Mindworks, SII, Zelo, SCS America, SCS Australia, together representing our founding companies. The acquisitions have been accounted for using the purchase method of accounting with Blackmarr being treated as the accounting acquirer, in accordance with Staff Accounting Bulletin No. 97.

         On June 30, 1998, we completed the acquisition of Cogent Technologies, LLC, a provider of PeopleSoft and Platinum consulting and implementation services.

         On August 31, 1998, we completed the acquisition of Total Business Quality Associates, Inc., a provider of SAP consulting and implementing services.


         Effective September 30, 1998, we completed the acquisition of PROSAP Australia Pty. LTD, a SAP certified National Implementation Partner located in Sydney, Australia.


         On May 28, 1999, we completed the acquisition of Integrated Services Consulting LLP, a provider of SAP consulting services.

QUARTERLY RESULTS OF OPERATIONS


         Revenue for the second quarter of 2000 decreased $11.4 million or 38.7% from the second quarter of 1999. Revenue for the six months ended June 30, 2000 decreased $17.3 million or 31.5% compared to the six months ended June 30, 1999. The decrease in revenue for the three and six month periods is a result of the Company's efforts to reorganize its service offerings consistent with its focus on becoming an e-business and application service provider, transition of, and turnover within its sales force in the fourth quarter of 1999 and continuing through the second quarter of 2000 and the ongoing effect of reduced demand for IT services in the ERP segment of the Company's business. Due to the completion of several large engagements during the second quarter and early in the third quarter, revenue may continue to decrease through the second half of 2000.

         Gross profit as a percentage of revenue for the three months ended June 30, 2000 and 1999, was 31.0% and 29.5%, respectively. Gross profit for the six months ended June 30, 2000 and 1999, was 31.7% and 26.3%, respectively. The improvement in gross profit percentage resulted from the 1999 completion of two fixed bid engagements which had an adverse effect on margins in 1999, combined with improved utilization of revenue generating personnel and slightly higher average billing rates. The Company expects continued improvement in gross profit percentages through the second half of 2000, primarily as a result of improved utilization from its restructuring efforts.

         The increase in selling, general and administrative expenses reflect the Company's ongoing investment in building its internal infrastructure and field sales force, which continued through May 2000. During the second quarter, the Company incurred substantial expense associated with higher than normal turnover in its field sales force and administrative and support staffs. Additionally, in the second quarter of 2000 the Company recorded $0.7 million of bad debt expense associated with a major client who declared Chapter 11 bankruptcy in July 2000. The Company expects to significantly reduce its selling, general and administrative expenses in the second half of 2000 as a result of its restructuring effects.

         During the second quarter, the Company recorded a restructuring charge of $2.5 million associated with the realignment of its business. The restructuring included the closing of both sales and operations facilities and the termination of approximately 90 employees or 15% of the Company's workforce. The restructuring effort is expected to increase utilization and operating margins in the second half of 2000.

         Stock compensation is a non-cash expense item related to the issuance of stock to certain Founders as a part of the Company's IPO in 1998. This amount was amortized over a period of 12 months through April 1999.

         Goodwill amortization relates to goodwill acquired in conjunction with the IPO and subsequent acquisitions.

         Income taxes are based on the Company's estimated annual tax rate of 39%, adjusted for non-deductible goodwill amortization and other items.


ANNUAL RESULTS OF OPERATIONS

         We reported net losses of $1.16 and $2.64 per basic and diluted share for the years ended December 31, 1999 and 1998. The results of operations for 1999 and 1998 reflect the impact of the following items:

DISCONTINUED OPERATIONS

         During the fourth quarter of 1999, we recorded losses related to the discontinuance of our Training, Controls, and Infrastructure Support businesses. The loss on discontinued operations of $7.4 million includes; 1) $5.8 million (including $0.7 million of taxes) recorded to writedown our net investment in our Controls business and to record $0.8 million of estimated operating losses to be incurred after the decision to dispose of the business; 2) $1.0 million (including $0.1 million of taxes) recorded upon the sale of the Mindworks division of our training business; and 3) $0.6 million (net of $0.3 million of tax benefits) of operating losses from discontinued operations incurred during 1999. We recorded no gain or loss on the discontinuance of our Texas Training business or our Infrastructure Support business. We have made necessary reclassifications to properly reflect the discontinued operations in our 1999 and 1998 consolidated financial statements.

RESTRUCTURING CHARGE

         During the fourth quarter of 1998, we completed a review of each of our businesses and the services they provide. At the completion of this review we developed and our board approved a reorganization plan with strategic actions to:


         o Consolidate the sales, finance, and administrative functions at the BrightStar level forming a consolidated sales force and consolidated finance group; and


         o Realign the operations of each of the individual wholly owned subsidiaries into operating divisions consistent with our lines of businesses.

         The reorganization plan included relocating our corporate offices from Houston, Texas to Pleasanton, California, eliminating certain positions and personnel, closing certain businesses and writing-off related assets, and terminating and consolidating leased facilities. In the fourth quarter of 1998, we recorded a $7.6 million charge for these restructuring actions.

         We completed the objectives of our plan of restructuring in 1999. Remaining amounts recorded as accrued restructuring costs at December 31, 1999 relate to ongoing severance and lease obligations which have extended payment terms.

         The categories of the 1998 restructuring charge and the subsequent utilization are summarized below:


                                           AMOUNTS CHARGED TO   AMOUNTS TO BE PAID
                                            EARNINGS IN 1998        BEYOND 1999
                                           ------------------   ------------------
                                                       (IN THOUSANDS)
Workforce severance ....................   $            4,960   $            1,209
Asset impairment .......................                1,171                   --
Lease and other contract obligations ...                1,483                  552
                                           ------------------   ------------------
                                           $            7,614   $            1,761
                                           ==================   ==================



STOCK COMPENSATION EXPENSE

         In connection with the offering and acquisition of our founding companies, certain directors and members of management received 648,126 shares of common stock. These shares, valued at $11.70, were recorded as deferred compensation and were charged to stock compensation expense over a one-year period based upon the terms of a stock repurchase agreement between us and related stockholders. Total stock compensation expense recorded during 1999 and 1998 in connection with the above was $468,000 and $6.8 million. At December 31, 1998, certain members of management were terminated in connection with the restructuring plan described above. As a result, the remaining deferred compensation totaling $2.1 million, attributable to the shares held by these terminated employees, was charged to expense and is included in the 1998 restructuring charge.

REVENUE

         We provide services to our customers for fees that are based on time and materials or fixed fee contracts. Accordingly, revenue is recognized as consulting services are performed. Unbilled revenue is recorded for contract services provided for which a billing has not been rendered. Deferred revenue represents the excess of amounts billed over contract costs and expenses incurred.


         The timing of revenue is difficult to forecast because our sales cycle for certain of our services can be relatively long and is subject to a number of uncertainties, including customers' budgetary constraints, the timing of customers' budget cycles, customers' internal approval processes and general economic conditions. In addition, as is customary in the industry, our engagements, generally, are terminable without a customer penalty. Our revenue and results of operations may fluctuate significantly from quarter to quarter or year to year because of a number of factors, including, but not limited to, the rate of hiring and the productivity of revenue generating personnel; the availability of qualified IT professionals; the significance of customer engagements commenced and completed during a quarter; the number of business days in the quarter; changes in the relative mix of our services; changes in the pricing of our services; the timing and the rate of entrance into new geographic or IT specialty markets; departures or temporary absences of key revenue-generating personnel; the structure and timing of acquisitions; changes in the demand for IT services; and general economic factors.


         Revenue increased $39.9 million or 63% for the year ended December 31, 1999 compared to 1998 as a result of (i) a full years operations of our founding companies acquired on April 16, 1998 at the time of the initial public offering,
(ii) four additional companies acquired subsequent to the initial public offering and (iii) new customer contracts for implementation of ERP systems and development of e-commerce applications. The increase in revenues attributed to factors described above was partially offset by a reduced revenue stream from all existing businesses during the second half of 1999 attributable to executing our plan for reorganizing and the impact of reduced demand for services offered by us due to the Year 2000. We expect to continue to generate lower revenues through the first half of 2000.

         Revenue increased, for the twelve months ended December 31, 1998, compared to the prior periods primarily as a result of (i) the acquisition of our founding companies on April 16, 1998 at the time of the initial public offering, (ii) the acquisition of three additional companies subsequent to the initial public offering and (iii) new customer contracts for implementation of ERP systems and development of custom applications.

COST OF REVENUE

         Cost of revenue primarily consists of salaries (including non-billable and training time) and benefits for consultants. We generally strive to maintain our gross profit margins by offsetting increases in salaries and benefits with increases in billing rates.

         Cost of revenue increased, for the twelve months ended December 31, 1999 and 1998 compared to the respective prior periods due to an increase in variable costs associated with the increased revenue described above.

         Cost of revenue for 1999 reflects costs associated with two fixed fee contracts in Dallas, Texas which exceeded related revenues by $3.2 million in 1999 ($1.6 million in the fourth quarter of 1999) compared to gross margins recorded on the same contracts in 1998.

OPERATING EXPENSES

         Selling, general and administrative expenses primarily consist of costs associated with (i) corporate overhead, (ii) sales and account management, (iii) telecommunications, (iv) human resources, (v) recruiting and training, and (vi) other administrative expenses.

         Selling, general and administrative expenses increased $11.4 million or 74% in 1999 compared to 1998 as a result of personnel added to support the increased volume of business described in the revenue discussion above.

         Selling, general and administrative expenses increased, for the twelve months ended December 31, 1998 compared to the prior periods due primarily to additional support personnel added through our acquisitions.

MARKET RISK

         Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in market prices and rates.

         We are exposed to market risk because of changes in foreign currency exchange rates as measured against the U.S. dollar and currencies of our subsidiaries and operations in Australia.


         Revenues from these operations are typically denominated in Australian dollars thereby potentially affecting our financial position, results of operations, and cash flows due to fluctuations in exchange rates. We do not anticipate that near-term changes in exchange rates will have a material impact on our future earnings, fair values or cash flows. However, there can be no assurance that a sudden and significant decline in the value of the Australian Dollar would not have a material adverse effect on our financial condition and results of operations.


         Our long-term debt bears interest at variable rates; therefore, our results of operations would only be affected by interest rate changes to the long-term debt outstanding. An immediate 10 percent change in interest rates would not have a material effect on our results of operations over the next fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

         Effective March 29, 1999, we established a $15 million credit facility with Comerica Bank. Under terms of the agreement, the credit facility will be used for working capital needs, including issuance of letters of credit, and for general corporate purposes. Borrowings under the credit facility bear an interest rate of prime plus .25%, or the Eurodollar rate plus 2.5%. We pay a commitment fee on unused amounts of the credit facility amounting to

 .375% per annum based on the average daily amount by which the commitment amount exceeds the principal amount outstanding during the preceding month. Interest is payable monthly on prime rate borrowings and quarterly or at the end of the applicable interest period for the Eurodollar rate borrowings.

         The credit facility is secured by liens on substantially all our assets (including accounts receivable) and a pledge of all of the outstanding capital stock of our domestic operating subsidiaries. The credit facility also requires that we comply with various loan covenants, including (i) maintenance of certain financial ratios, (ii) restrictions on additional indebtedness and (iii) restrictions on liens, guarantees and payments of dividends. As of, and during the quarters ended September 30, 1999 and December 31, 1999, we were not in compliance with a certain financial covenant. Comerica Bank has agreed to waive the default for both periods. The credit facility contains provisions requiring mandatory prepayment of outstanding borrowings from the issuance of debt or equity securities for cash, excluding certain equity issued in connection with future acquisitions, and cash realized in connection with permitted asset sales outside of the ordinary course of business. Borrowings outstanding under the credit facility amounted to $8.6 million at December 31, 1999. As of March 28, 2000, we reduced our borrowings under the credit facility to approximately $2 million. The credit facility expires on March 30, 2001.


         Effective March 31, 2000, we established a AuD. $3 million ($1.8 million U.S. dollars) credit facility with Macquarie Bank Limited. Under the terms of the agreement, this Australian credit facility will be used for working capital needs and other general corporate purposes. Borrowings under the Australian credit facility bear an interest rate calculated as the aggregate of the 30 day Macquarie Bank Bill Rate plus 3.00 percent. Our Australian subsidiary will pay a commitment fee on unused amounts of the Australian credit facility amounting to 1.0% per annum calculated daily and payable monthly based on the difference between the AuD. $3.0 million and borrowings outstanding.



         The Australian credit facility is secured by liens on substantially all of the assets of our Australian subsidiary and is guaranteed by us. Borrowings under the Australian credit facility are limited to 60% of outstanding customer accounts receivable less than 90 days old plus 40% of unbilled revenue. The Australian credit facility requires that both we and our Australian subsidiary comply with various financial covenants and reporting requirements. The Australian credit facility matures on December 31, 2004. As of September 30, 2000 we had AuD. $0.5 million outstanding under the Australian credit facility.


         On March 10, 2000, pursuant to an agreement with Strong River Investments, Inc. and Montrose Investments Ltd., we sold to them 709,555 shares of our common stock for $7.5 million or $10.57 per share. Net proceeds to us amounted to $7.2 million after related issuance costs. We further agreed with the purchasers that we will sell and they will purchase up to an additional $7.5 million worth of our common stock six months following the initial transaction, subject to certain conditions.


         The Company is required to make payments in 2000 amounting to $0.5 million related to the PROSAP acquisition. In addition, the Company expects to make payments of up to $0.5 million and issue additional shares of the Company's common stock to the prior owners of Cogent related to earn out agreements.

         The Company relies primarily on the timeliness and amount of accounts receivable collections to fund cash disbursements. As a result of continued losses and negative cash flows, the Company has experienced a significant decline in available liquidity, which could have an adverse impact on the ability of the Company to meet current vendor obligations and its obligations in the future and to continue as a going concern. The Company intends to improve its liquidity as follows:

         o Substantial reductions in operating costs resulting from the implementation of its restructuring plan in the second quarter of 2000.

         o Proceeds from the sale of its Controls Business of approximately $2.1 million, plus realization of existing net assets of approximately $0.6 million. The sale of the Controls Business is expected to close in the third quarter of 2000.

         o Additionally, the Company believes that it can secure financing in addition to its current credit facility with Comerica Bank.

         The Company believes that it has taken the actions necessary to restore profitability and positive cash flows from operations in the third quarter of 2000, which, combined with anticipated proceeds from the sale of its Controls Business and financing in addition to its current credit facility will be adequate to fund its operations over the next year. There can be no assurance that the Company's efforts to reduce operation costs will result in operating profits or positive cash flows from operations, that the Company's collection efforts with respect to its accounts receivable will be sufficient to fund cash disbursements, that the Company will successfully complete the sale of its Controls Business, or that the company will be able to secure additional financing, or assurance as to the cost or other terms, or dilutive effect of any additional financing which may be available.

INFLATION

         Due to the relatively low levels of inflation experienced in the last three years, inflation did not have a significant effect on the results of operations of any of our founding companies in those periods.

UNCERTAINTIES

NATURE OF PROJECTS


         Many of our projects are billed on a fixed fee basis. Our failure to estimate accurately the resources and related expenses required for a fixed fee project or failure to complete contractual obligations in a manner consistent with the project plan upon which the fixed fee contract is based could have a material adverse effect on us.


         Many of our engagements involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. Our failure or inability to meet a client's expectations in the performance of our services could result in a material adverse change to the client's operations and therefore could give rise to claims against us or damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing its employees and consultants in the workplaces of others, including possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, theft of client property, other criminal activity or torts and other claims. Although we have not experienced any material claims of these types, there can be no assurance that we will not experience such claims in the future. If claims are successfully brought against us as a result of our performance on a project, or if our reputation is damaged, there could be a material adverse effect on us. Additionally, we could continue to experience adverse effects resulting from the integration of acquired companies.

REORGANIZATION

         We have undergone significant managerial and operational change in connection with our corporate reorganization. Although we believe the reorganization will provide long-term benefits, there can be no assurance that these efforts will be successful. In addition, although we believe we have recognized substantially all of the costs of the reorganization, additional costs may be incurred as the reorganization proceeds.

REORGANIZATION'S EFFECT ON SALES

         We began to execute our plan for reorganizing our company on January 1, 1999. As part of our plan, the individual sales groups from our subsidiaries were combined into a consolidated sales group. Prior to January 1, 1999 most of these salespeople sold only a subset of our service offerings and in many cases only a single service. We have undertaken a training program to train these salespeople to sell all of the our service offerings. However, there can be no assurance that these salespeople have the expertise and ability to successfully sell the entire portfolio of our services. Any disruption to our sales group caused by the reorganization could disrupt our ability to generate revenues and could have a material adverse effect on us.


RECENT DEVELOPMENTS



         Michael Ober has resigned as our Chief Executive Officer, effective October 2, 2000. Joseph A. Wagda, a director of BrightStar since April 2000, has become acting Chief Executive Officer, effective October 2, 2000.



         On September 15, 2000, we entered into a Heads of Agreement to sell our Australian subsidiary, BrightStar Information Technology Group Ltd. The Heads of Agreement is essentially a letter of intent under which we would sell our Australian subsidiary for approximately AuD. $15,000,000. At least AuD. $7,000,000 of the purchase price would be payable in cash, with the balance payable in marketable securities of the buyer. The closing of the transaction is subject to a number of significant conditions, including satisfactory completion of due diligence, negotiation of a mutually agreeable acquisition agreement, and the obtaining of necessary consents and approvals. Assuming that all of those conditions are satisfied, the transaction would not be expected to close until the middle or latter part of the fourth quarter.

         On September 8, 2000, we entered into an asset purchase agreement with Integrated Control Systems, Inc., a Delaware corporation, and Integrated Controls, Inc., a Louisiana corporation and our wholly-owned subsidiary ("ICON"). Pursuant to the asset purchase agreement, we sold to Integrated Control Systems substantially all of the assets and transferred certain liabilities of ICON's business of systems integration for the energy industry, which ICON ran through its controls division. The aggregate purchase price was $2,150,000 subject to certain adjustments.

         On June 20, 2000, we announced that revenue and earnings for the second quarter and the remainder of the calendar year will be lower than expected and that we are realigning our operations to improve operating margins by reducing expenses associated with underutilized office space and personnel.

         As a result of our realignment of operations, we will record a restructuring charge of approximately $2.5 million in the second quarter ending June 30, 2000. Of the total charge, approximately $1.0 million will be reserved for ongoing lease obligations and $0.5 million will be recorded to write-down fixed assets. The remainder of the restructuring charge is for the severance of approximately 90 employees, or 15% of our workforce.


         We attributed the lower than expected revenues to the continued decline in the enterprise resource planning market and slower-than-expected adoption of our corporate portals service offerings. However, we also noted that our e-commerce and customer relationship management practices, in contrast to our enterprise resource planning and corporate portals practices, have shown solid growth throughout the first half of 2000.


DECREASE IN THE MARKET FOR SERVICES DUE TO THE YEAR 2000

         The purchasing patterns of clients were affected by Year 2000 issues as companies expended significant resources to correct their current systems for Year 2000 compliance. These expenditures resulted in reduced funds available to purchase services offered by us, which had an adverse effect on us in the second half of 1999 and have continued through the first half of 2000.

UNAUDITED QUARTERLY DATA



                                           2000                           1999
                                   -------------------   -------------------------------------
                                   SECOND(c)    FIRST    FOURTH     THIRD    SECOND     FIRST
                                   ---------   -------  --------   -------   -------   -------
Revenue .........................  $  18,096   $19,605  $ 21,608   $26,830   $29,511   $25,500
Gross profit ....................      5,604     6,353     5,736     6,758     8,715     5,764
Income (loss) from
    continuing operations .......     (4,271)     (673)   (2,653)      488       429      (832)
Income (loss) from
    discontinued operations .....       (223)       --    (7,473)     (123)      (93)      242
Net income (loss) ...............     (4,494)     (673)  (10,126)      365       336      (590)

Per share basis: basic and
    diluted Continuing
    operations ..................  $   (0.46)  $ (0.08) $ (0.31)   $  0.05   $  0.05   $ (0.10)
Discontinued operations .........      (0.02)       --     (0.86)    (0.01)    (0.01)     0.03
                                   ---------   -------  --------   -------   -------   -------
                                   $   (0.48)  $ (0.08) $ (1.17)   $  0.04   $  0.04   $ (0.07)
                                   =========   =======  ========   =======   =======   =======

                                                       1998
                                    -----------------------------------------
                                    FOURTH(a)    THIRD    SECOND(b)    FIRST
                                    ---------   -------   ---------   -------
Revenue .........................   $  24,524   $20,965   $  14,009   $ 4,086
Gross profit ....................       4,828     6,547       5,386     1,414
Income (loss) from
    continuing operations .......     (12,212)   (1,315)     (3,417)      122
Income (loss) from
    discontinued operations .....         (91)      196          16       157
Net income (loss) ...............     (12,303)   (1,119)     (3,401)      279

Per share basis: basic and
    diluted Continuing
    operations ..................   $   (1.95)  $ (0.15)  $   (0.47)  $  0.12
Discontinued operations .........       (0.01)     0.02          --      0.16
                                    ---------   -------   ---------   -------
                                    $   (1.96)  $ (0.13)  $   (0.47)  $  0.28
                                    =========   =======   =========   =======


(a)  Included in the fourth quarter 1998 is a restructuring charge of $7,614.

(b) Included in the second quarter 1998 is the initial public offering concurrent with the acquisitions of our founding companies.


(c)  Included in the second quarter of 2000 is a restructuring charge of $2,525.



           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


         Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in market prices and rates. We are exposed to market risk because of changes in foreign currency exchange rates as measured against the U.S. dollar and currencies of our subsidiaries and operations in Australia.

         Foreign Currency Exchange Rate Risk. We have a wholly owned subsidiary in Australia. Revenues from these operations are denominated in Australian Dollars respectively, thereby potentially affecting our financial position, results of operations and cash flows due to fluctuations in exchange rates. We do not anticipate that near-term changes in exchange rates will have a material impact on our future earnings, fair values or cash flows. There can be no assurance that a sudden and significant decline in the value of the Australian Dollar will not have a material adverse effect on our financial condition and results of operations.

         Our long-term debt bears interest at variable rates; therefore, our results of operations would only be affected by interest rate changes to the long-term debt outstanding. An immediate 10 percent change in interest rates would not have a material effect on our results of operations over the next fiscal year.

                                    BUSINESS

SUMMARY


         We are an e-business solutions and application service provider (ASP) to Global 2000 companies and public sector organizations. Our rapidly deployed solutions for e-commerce, supply chain management (SCM), customer relationship management (CRM), enterprise resource planning (ERP), corporate portal and application outsourcing help companies transform themselves into successful e-businesses and achieve a competitive advantage by delivering superior service to their customers while improving operational efficiencies. We have approximately 400 employees in offices throughout North America and Australia.


INDUSTRY BACKGROUND


         We operate in Information Services Business segment which includes the fast growing Internet Services category. An independent research organization (IDC Corp.) estimates that the global market for Internet services will grow from $7.8 billion in 1998 to $78 billion in 2003 and spending for ASP services will reach $7.7 billion in 2004.


         Among the leading factors driving the growth in the Internet Services market is the transition to packaged software solutions, the emergence of new technologies and the increased bandwidth and usability of the Internet through the Web. These new technologies enable the creation and utilization of more functional and flexible applications that can increase productivity, reduce costs and improve customer service.

         Managing the transition to a new generation of e-business applications is placing a severe burden on many corporate IT departments. Many organizations do not have the expertise to implement the new technologies and they are reluctant or unable to expand their IT departments and re-deploy their in-house personnel. Consequently, many organizations are outsourcing the design, implementation and hosting of their new applications to acquire the necessary expertise and accelerate deployment.

PRODUCTS AND SERVICES

         Our Customer Relationship Management (CRM) practice assists companies in attaining competitive advantage by improving their visibility into all the varied contacts made with their customers. To accomplish this, we implement from Siebel Systems, applications enabling organizations to optimize their resources and offer superior service to their customers through the integrated management of traditional, as well as Web-based, channels for sales, marketing, and customer service.


         For Enterprise Resource Planning (ERP), we implement SAP, PeopleSoft and J.D. Edwards applications, covering a complete range of business processes, from manufacturing and finance to human resources, procurement and supply chain planning. Our ERP solutions are tailored to fit the specific needs of individual organizations, helping them to automate business processes across the enterprise through the creation of a single data environment that spans departments and job functions.


         Our Supply Chain Management (SCM) practice utilizes applications from i2 Technologies, Netscape and other software vendors to automate and optimize the numerous interactions, such as forecasting, procurement, manufacturing, distribution and delivery that take place between an enterprise and the members of its trading communities. This not only increases opportunities for conducting business through a myriad of affinity relationships but also extends the cost savings and operational efficiencies of business-to-business commerce to all members of a company's supply chain.


         To help companies provide universal access to their information resources, our Corporate Portal practice implements Actuate Software's market-leading enterprise web-based report server and provides the necessary enterprise application integration required to provide employees with personalized, secure, Web-based access to the knowledge and information systems necessary to make faster, more informed decisions.


         In addition to providing the expertise and experience required to implement e-business solutions, we offer a comprehensive suite of application outsourcing services, from remote production support to hosting and application management, all the way to leasing applications on a per user or per transaction basis over a contracted period of time. Outsourcing lets companies focus on their core business objectives and gives them a viable alternative to building the infrastructure and trying to hire and retain all of the skilled professionals required to implement and maintain the sophisticated applications that they've come to rely on to run their operations. Finally, through our partnership with Exodus Communications, we are able to offer our clients access to the highest levels of security, back-up capabilities, 24 x 7 support and virtually limitless bandwidth -- all of which translates into maximum uptime and reliability for our clients.

         To provide our services, we recruit and employ project managers, skilled senior-level consultants, engineers and other technical personnel with both business as well as technical expertise. We believe this combination of business and technical expertise, the breadth and depth of our solution offerings and our ability to deliver these solutions in both the traditional consulting and implementation model as well as the emerging ASP model are sources of differentiation for us in the Internet Services Market and critical factors in our success.

CUSTOMERS AND MARKETS

         Our marketing efforts focus on mid to large companies, as well as, emerging companies in the Internet marketplace, who have a need for rapid deployment of e-business applications as well as a wide range of other technology consulting services. We serve customers in a broad range of industries, including communications, consumer products, energy, financial services, healthcare, industrial, insurance, media, professional services, retail and technology. Many of these relationships have existed over several years and involved numerous projects.

SALES AND MARKETING


         We sell and deliver our services through a direct sales force in the U.S. and Australia. As of July 20, 1999, our sales force consisted of 34 employees worldwide of which 17 were employed in the U.S. and 17 were employed in Australia.



         We maintain a network of U.S. sales offices located in the cities of Chicago, Illinois; Dallas, Texas; Foster City, California; Irvine, California; Lafayette, Louisiana; Knoxville, Tennessee; and New York, New York.



         We have significant foreign operations in Australia through its five branch offices in Canberra, Melbourne, Perth, Sydney, and Brisbane.



         Revenues from foreign operations amounted to $34.2 million, representing approximately 33% of the consolidated total of $103.4 million for the year ended December 31, 1999. For the first six months of 2000, revenues from foreign operations amounted to $10.6 million or 28% of the consolidated total of $37.7 million.


CONSULTING

Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled technical employees. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. We dedicate significant resources to recruiting professionals with both IT and internet consulting and industry experience. None of our employees are subject to a collective bargaining arrangement. We consider our relationships with our employees to be good.


COMPETITION

         Market share in the IT industry was initially concentrated among large computer manufacturers but the industry has become increasingly competitive and fragmented. IT services are provided by numerous firms including multinational accounting firms, systems consulting and implementation firms, software application vendors, general management consulting firms and data processing outsourcing companies.

OTHER INFORMATION


         We began operations as a global provider of strategic information technology business solutions through seven subsidiary companies. Our management has reorganized our company by integrating the operations of our subsidiaries into a single operating entity. This new structure has been in place since January 1, 1999. This is the latest step in our evolution to streamline operations, increase leverage of sales staff, and improve focus on targeted market opportunities. The new organization provides for a consolidated finance group, a consolidated sales organization, and the six operating divisions discussed previously.


PROPERTY

Our principal executive offices are located at 4900 Hopyard Road, Suite 200, Pleasanton, California 94588. Our lease on these premises covers approximately 5,600 square feet and expires December 31, 2003.

We also operate through leased facilities in:

         U.S. Leased Facilities


                  - Dallas, TX

                  - Irvine, CA

                  - Foster City, CA

                  - Lafayette, LA

                  - Little Rock, AR

                  - Boston, MA

                  - Scottsdale, AZ

                  - Chicago, IL

                  - New York, NY

         International Leased Facilities

                  - Canberra, Australia

                  - Melbourne, Australia

                  - Perth, Australia

                  - Sydney, Australia

                  - Brisbane, Australia


         Substantially all of our services are performed on-site at customer locations. Additional space may be required if our business expands, and we believe that we will be able to obtain suitable space as needed.

LEGAL PROCEEDINGS

We are not involved in any legal proceedings which we believe could have a material adverse effect on us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning the executive officers and directors of BrightStar.


                                                                                                DIRECTOR
          NAME                                   AGE            PRINCIPAL OCCUPATION              SINCE
     ----------------                           ----  ----------------------------------------  --------
     George M. Siegel...................         62   Chairman of the Board of BrightStar         1997
     Jennifer T. Barrett................         50   Group Leader, Data Products Division,       1998
                                                      Acxiom
                                                      Corporation
     Joseph A. Wagda....................         56   Chief Executive Officer of BrightStar
                                                      and President of Altamont Capital
                                                      Management                                  2000
     Donald W. Rowley...................         48   Chief Financial Officer and Secretary       1999
                                                      of BrightStar
     W. Barry Zwahlen...................         55   Managing Partner of Information             2000
                                                      Management Associates


         George M. Siegel has served as Chairman of the Board of Directors of BrightStar since its inception. Mr. Siegel co-founded Mindworks, a business acquired by BrightStar in 1998. In 1990, he founded Dynamex Inc. (formerly Parcelway Courier Systems, Inc.), a messenger and delivery service company and served as its President and Chief Executive Officer until 1995.

         Jennifer T. Barrett became a director of BrightStar at the closing of our initial public offering in 1998. She has served since 1974 in various capacities with Acxiom Corporation, a leading data processing and related computer-based services and software products company. She is currently a Group Leader in the Data Products Division. Ms. Barrett serves on the Board's Compensation Committee.


         Joseph A. Wagda has become acting Chief Executive Officer effective October 2, 2000 and has been a director of BrightStar since April 2000. President of Altamont Capital Management, Inc., since 1983 and a practicing attorney, Mr. Wagda's business emphasizes special situation consulting and investing, including involvement in distressed investments and venture capital opportunities. Mr. Wagda also is a director of Abraxas Petroleum Corporation, an independent oil and gas company with operations in Texas and Canada. Previously, Mr. Wagda was President and CEO of American Heritage Group, a modular homebuilder, and Senior Managing Director and co-founder of the Price Waterhouse corporate finance practice. He also served with the finance staff of Chevron Corporation and in the general counsel's office at Ford Motor Company.


         Donald W. Rowley joined BrightStar in January 1999 when he was appointed our Chief Financial Officer and Secretary. Mr. Rowley was elected to the Board at that time. Prior to that appointment, he was interim Chief Financial Officer and a director of PetroChemNet, Inc., a business-to-business Internet-based marketplace serving the petrochemical and petroleum segments of the energy industry, from 1998 to 1999. From 1995 to 1998, he was an independent management consultant and worked with several companies, which included serving as interim Chief Financial Officer of Norand Corporation, a public company engaged in the design and development of mobile computing systems and wireless data networks. From 1994 to 1995 Mr. Rowley was President and a director of VTX Electronics Corporation, a public company engaged in the distribution of electronic components and cable, and manufacture of electronic cable assemblies.

         W. Barry Zwahlen has been a director with BrightStar since July 2000. Mr. Zwahlen presently is the Managing Partner of Information Management Associates, a retained executive search firm, which he founded in 1986. Mr. Zwahlen focuses his practice on the recruitment of CIO and CTO candidates for high technology clients and the recruitment of executive level Information Technology consultants for Systems Integration Professional Services firms.


COMMITTEES OF THE BOARD


         The Audit Committee is comprised of Ms. Barrett and Mr. Zwahlen. Both members are non-employee directors. Pursuant to the Audit Committee Charter, the Committee addresses on a regular basis matters that include, among other things,
(1) making recommendations to the Board of Directors regarding the appointment of independent auditors, (2) reviewing with our financial management the plans for, and results of, the independent audit engagement, (3) reviewing the adequacy of our system of internal accounting controls, (4) monitoring our internal audit program to assure that areas of potential risk are adequately covered, and (5) reviewing legal and regulatory matters that may have a material effect on our financial statements.

         The Compensation Committee is comprised of Ms. Barrett and Mr. Zwahlen, both of whom are non-employee directors. The Committee's primary functions are to determine remuneration policies applicable to our executive officers and to determine the bases of the compensation of the Chief Executive Officer, including the factors and criteria on which such compensation is to be based. The Committee also administers our 2000 and 1997 Long-Term Incentive Plans.


         The Nominating Committee is comprised of Mr. Siegel, Ms. Barrett and Mr. Wagda and will seek and consider qualified candidates to serve on the Board. The Nominating Committee will consider nominees recommended in writing by our stockholders. Such recommendations should be submitted to the Committee at our principal executive office.

COMPENSATION OF DIRECTORS

         Directors receive a quarterly retainer of $4,000 and a fee for each Board or committee meeting of $1,000, $500 for each committee meeting held the same day as a Board meeting. We reimburse directors for their reasonable out-of-pocket expenses with respect to board meetings and other BrightStar business.

         Directors who are not officers of BrightStar participate in the 1997 and 2000 Plans. Under the 1997 and 2000 Plans, options to purchase 5,000 shares of our common stock are automatically granted to each non-employee director on the date such director is for the first time elected or appointed to the Board of Directors. Thereafter, each such director is automatically granted options to purchase 10,000 shares on the date of each annual stockholders meeting, provided that such automatic option grants are made only if the director was on the Board of Directors for the entire fiscal year then ending (including the last business day of the fiscal year) and was not an employee of BrightStar or any affiliate for any part of the fiscal year then ending. The exercise price for all non-employee director options granted under the 1997 and 2000 Plans is 100% of the fair market value of the shares on the grant date. All such options are immediately exercisable and expire no later than ten years after the date of grant, unless sooner exercised or canceled due to termination of service or death.


EXECUTIVE COMPENSATION


         The following table contains information concerning compensation earned by Messrs. Siegel, Ober and

Rowley, all named executive officers of BrightStar. In addition the table includes the compensation of Mr. Daniel Arra, and Thomas O'Gorman, Vice Presidents.

                           SUMMARY COMPENSATION TABLE


                                                                                        TOTAL
                                                                 BASE                   CASH
                                                                SALARY     BONUS    COMPENSATION
                                                              ---------  --------   ------------
    George M. Siegel.......................             1999  $ 109,500        --      $ 109,500
                                                        1998         --        --             --
    Michael A. Ober........................             1999    300,000        --        300,000
                                                        1998    183,917  $ 70,000        253,917
    Donald W. Rowley.......................             1999    222,534        --        222,534
                                                        1998         --        --             --
    Daniel Arra............................             1999    180,335   136,819        317,154
                                                        1998    120,000   234,295        354,295
    Thomas O'Gorman........................             1999    226,000    47,500        273,500
                                                        1998    173,917    80,000        253,917


STOCK OPTIONS

         The following table contains information concerning the grant of stock options to each of our named executive officers during 1999 under our 1997 Plan.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR


                                                          INDIVIDUAL GRANTS
                                       ------------------------------------------------------
                                        NUMBER OF    % OF TOTAL
                                       SECURITIES      OPTIONS                                     POTENTIAL
                                       UNDERLYING    GRANTED TO      EXERCISE                      REALIZABLE
                                         OPTIONS    EMPLOYEES IN      PRICE        EXPIRATION       VALUE FOR
    NAME                                 GRANTED     FISCAL YEAR     ($/SH)(2)       DATE         OPTION TERM(1)
    ----                               ----------   ------------    -----------   ----------     --------------
    George M. Siegel............              --         --             --             --                  --
    Michael A. Ober.............          60,000          *            6.00          6/09          $  279,000
                                         175,000        12.2%          7.50         12/09           1,230,250
    Donald W. Rowley............          40,000          *            6.00          6/09             186,000
                                         125,000         8.7           7.50         12/09             878,750
    Daniel Arra.................          30,000          *            6.00          6/09             139,500
                                         125,000         8.7           7.50         12/09             878,750
    Thomas O'Gorman.............          30,000          *            6.00          6/09             139,500
                                         125,000         8.7           7.50         12/09             878,750


----------

    (1) Based on Black-Scholes model and assumes a risk free interest rate of 5.86%, price volatility of 110% and a dividend yield of 0%.

         *        Less than 1%.


    (2) Effective July 1, 2000, options were repriced for all employees. For executive officers named above, 80% of each named officers options were repriced at $6.00 per share and 20% were repriced at $3.00.

         AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

         The following table sets forth information for each of our named executive with respect to options to purchase our Common stock held as of December 31, 1999.


                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                           SHARES ACQUIRED       VALUE      OPTIONS AT 12/31/99 (#)(1)      AT 12/31/99 ($)(2)
                           ON EXERCISE (#)   REALIZED ($)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                           ---------------   ------------    -------------------------   -------------------------
Name

George M. Siegel..........        --              --                      74,900/0                   --
Michael A. Ober...........        --              --                 2,500/240,000                   --
Donald W. Rowley..........        --              --                     0/165,000                   --
Daniel Arra...............        --              --                 1,000/157,000                   --
Thomas O'Gorman...........        --              --                 1,000/157,000                   --



-----------


    (1) No stock appreciation rights (SARs) were outstanding during 1999.

    (2) The fair market value of the our common stock at the close of business on December 31, 1999 was $8.25 per share.

EMPLOYMENT AGREEMENTS


         Mr. Ober entered into an Executive Employment Agreement in connection with our initial public offering. The following summary of his Executive Employment Agreement does not purport to be complete and is qualified by reference to it, of which a copy has been filed with the Securities and Exchange Commission. Mr. Ober's Executive Employment Agreement provides for an annual base salary in an amount not less than the initial specified amount and entitles him to participate in all of the employee benefit plans sponsored by BrightStar. Mr. Ober's base salary was increased to $300,000, and a bonus of up to $200,000 if BrightStar achieves certain revenue and profitability milestones, at the time of his election as our President. Mr. Ober's agreement has an initial three-year term and continues thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal, subject to the right of BrightStar or Mr. Ober to terminate Mr. Ober's employment at any time. If Mr. Ober's employment is terminated by BrightStar without cause (as defined) during the initial three-year term, then Mr. Ober will be entitled to (i) receive his current base salary for the period ending the later of (a) the end of the initial three-year term of the agreement or (b) 12 months after termination of employment, (ii) any other earned and unpaid compensation, vacation time accrued prior to termination and an amount equal to the amount of any earned bonuses and commissions payable to Mr. Ober with respect to the 12 calendar months preceding termination ("Severance Payments"), and (iii) continued participation in BrightStar's employee benefit plans (other than the granting of new awards under the 1997 Plan, 2000 Plan, or any other performance-based plan) for a period of 12 months following the date of termination. If Mr. Ober is terminated without cause during any one-year extension of the initial term of the Agreement, then Mr. Ober shall continue to receive Severance Payments for a period of 12 months after termination of such employment and shall continue to participate for such period in BrightStar's employee benefit plans (other than granting of new awards under the 1997 and 2000 Plans, or any other performance-based plan). If a change of control of BrightStar occurs, and the terms of the employment agreement are not adopted, Mr. Ober will be entitled to receive an amount equal to 36 months of his then-current base salary under the agreement, payable on a monthly basis. Under the Executive Employment Agreements, a "change of control" is defined as
(A) the sale of substantially all assets of BrightStar or (B) a merger, consolidation, liquidation or reorganization of BrightStar in which BrightStar or an affiliate of BrightStar is not the surviving entity, or which results, in any event, in a change of control of BrightStar. Mr. Ober's Executive Employment Agreement contains covenants limiting competition with BrightStar during the term of the Executive Employment Agreement and for an additional period to be the longer of four years from inception of the agreement, or one year after termination of employment for cause. Mr. Ober resigned effective October 2, 2000. The provisions of his severance agreement are currently being negotiated.

         Mr. Rowley and BrightStar entered into an employment agreement in January 1999. The agreement provides for a base salary of $250,000, and a bonus of up to $150,000 if the Company achieves certain revenue and profitability milestones. The agreement is terminable at will, but if Mr. Rowley's employment is terminated without cause, he is entitled to one year of additional base salary, or two years if such termination occurs following a change of control.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Report shall not be incorporated by reference into any such filings.

         Compensation Philosophy. In developing our executive compensation policies, the Compensation Committee has two principal objectives: (1) attracting, rewarding and retaining officers who possess outstanding talent, and
(2) motivating officers to achieve BrightStar performance consistent with shareholder objectives. Accordingly, the Committee adopted the following policies:

         o BrightStar will pay compensation that is competitive with the practices of other leading technology companies in the same or similar businesses;

         o A significant portion of the officers' compensation will depend upon the achievement of challenging performance goals for BrightStar and our various business units and officers; and

         o BrightStar will align the interests of its officers with those of our stockholders -- therefore, stock options will constitute a significant portion of compensation.

         Total Annual Compensation. Each officer's target total annual compensation (that is, salary plus bonus) is determined after reviewing independent survey data on the compensation paid to officers at a group of approximately 20 companies in the high technology industry. These companies strenuously compete with BrightStar for executive talent and/or have revenues comparable to our revenues. Our goal is to set total target annual compensation at a level that is near the median level for the officers at the surveyed companies.

         Bonuses. The actual bonus (that is, the percentage of the target bonus) that any officer (other than the Named Executive Officers) actually receives depends on the achievement of our business unit objectives and financial performance goals. Typical business unit objectives include both financial and operating goals including, for example, increased profitability, customer satisfaction, and controlling profit and gross margin.

         For each year, the performance goals are set in light of general business conditions and our strategies for the year. For 1999, the Committee directed our management to determine the performance targets for the officers other than Named Executive Officers, using a philosophy approved by the Committee. The Committee developed and approved the specific performance targets for the Named Executive Officers, as described in the following paragraph.

         Stock Options. The Committee strongly believes that stock options motivate the officers to maximize stockholder value and to remain with BrightStar despite a very competitive marketplace. All BrightStar stock options have a per share exercise price equal to the fair market value of our stock on the grant date. The number of options granted to each officer and each option's vesting schedule are determined based on the officer's position at BrightStar, his or her individual performance, the number of options the executive already holds and other factors, including an estimate of the potential value of the options.

         In fiscal 1999, the Committee made these determinations for the Named Executive Officers and other senior officers. For all other grants, the Chief Executive Officer (that is, Mr. Ober) made these determinations, in consultation with our Human Resources organization.

         Compensation of Chief Executive Officer. The Committee believes the Chief Executive Officer's compensation should be tied directly to the performance of BrightStar and in line with stockholder objectives. Consequently, Mr. Ober's percentage of bonus to base salary is the highest of any officer.

         Tax Deductibility of Executive Compensation. Under section 162(m) of the Internal Revenue Code BrightStar generally receives a federal income tax deduction for compensation paid to any of its Named Executive Officers only if the compensation is less than $1 million during any fiscal year or is "performance-based" under section 162(m). Both our 1997 Equity Incentive Plan and the Bonus Plan permit the Committee to pay compensation that is "performance-based" and thus fully tax-deductible by BrightStar. The Committee currently intends to continue seeking a tax deduction for all of our executive compensation, to the extent consistent with the best interests of BrightStar.


         Audit Committee. The Audit Committee is comprised of Ms. Barrett and Mr. Zwahlen. Both members are non-employee directors. Pursuant to the Audit Committee Charter, the Committee addresses on a regular basis matters that include, among other things, (1) making recommendations to the Board of Directors regarding the appointment of independent auditors, (2) reviewing with our financial management the plans for, and results of, the independent audit engagement, (3) reviewing the adequacy of the our system of internal accounting controls, (4) monitoring our internal audit program to assure that areas of potential risk are adequately covered, and (5) reviewing legal and regulatory matters that may have a material effect on our financial statements.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table contains certain information regarding beneficial ownership of our common stock as of December 31, 1999 by (i) persons known to us to be the beneficial owner of more than 5% of our common stock, and their respective addresses (ii) each of our current directors, (iii) the Chief Executive Officer and each of our two other executive officers, and (iv) all directors and executive officers as a group.


                                                            SHARES BENEFICIALLY OWNED
                                                            -------------------------
                                                            NUMBER(1)       PERCENT
                                                            ----------     ----------
            5% BENEFICIAL OWNERS:
            Lord Abbett & Co. ............................    712,549          8.25%
              767 Fifth Avenue
              New York, New York 10153
            Brian R. Blackmarr ...........................    790,030          9.14%
              4433 Belclaire
              Dallas, Texas 75205
            Camelot Management Corp.(2) ..................    571,313          6.61%
              10 Glenville Street
              Greenwich, Connecticut 06831-3638
            NON-EMPLOYEE DIRECTORS:(3)
              Jennifer T. Barrett ........................     10,000           --*
              David A. Reamer(4) .........................     11,000           --*
              Brian R. Blackmarr(5) ......................    790,030          9.14%
              Joseph A. Wagda(6) .........................         --            --
            EXECUTIVE OFFICERS:
              George M. Siegel ...........................    167,870          1.94%
              Michael A. Ober(7) .........................    110,410          1.32%
              Donald W. Rowley ...........................     13,500           --*
            All directors and executive officers as a
            group (7 persons) ............................  1,102,810(8)      12.76%


----------

    *  Less than 1%

    (1) Represents shares held directly and with sole voting and investment power, except as noted, or with voting and investment power shared with a spouse.

    (2) Camelot Management Corp. reports that it shares voting and dispositive power with respect to the shares it beneficially owns.

    (3) As to each non-employee director, except Mr. Blackmarr, includes immediately exercisable options to purchase 10,000 shares of common stock.


    (4)  Mr. Reamer resigned from the Board of Directors on January 19, 2000.


    (5) Mr. Blackmarr has not been renominated to serve as a member of the Board of Directors.


    (6) Mr. Wagda became Chief Executive Officer and a director after December 31, 1999, but is included in the table for informational purposes.

    (7)  Mr. Ober resigned effective October 2, 2000.

    (8) Includes options to purchase 20,000 shares of common stock immediately exercisable by non-employee directors.



                              CERTAIN TRANSACTIONS

ACQUISITIONS OF THE FOUNDING COMPANIES

         Concurrently with the closing of our initial public offering, we acquired all of the issued and outstanding capital stock or substantially all of the assets of the founding companies, at which time, each founding company became a wholly owned subsidiary of BrightStar. The aggregate consideration BrightStar paid to acquire the founding companies (before the post-closing adjustments) consisted of (i) approximately $31.6 million in cash, (ii) 2,435,721 shares of common stock and (iii) approximately $7.7 million of indebtedness of the founding companies to be assumed by BrightStar. In connection with the acquisitions, we made arrangements to release various individuals from such indebtedness. In addition, the purchase price for each of SCS Australia was subject to increase by a post-closing adjustment, which, for SCS Australia, ultimately amounted to 200,000 shares of common stock based on actual fiscal 1998 revenues exceeding a certain threshold. The consideration paid in the acquisitions was determined by arm's-length negotiations between the BrightStar and the respective founding companies.

         In addition to being conditioned upon the closing of our initial public offering, the closing of each acquisition was subject to certain other customary conditions including, among others: the continuing accuracy of the representations and warranties made by the parties thereto, the performance of their respective covenants included in the agreements relating to the acquisitions; and the nonexistence of a material adverse change in the results of operations, financial condition or business of each founding company prior to the closing date.

         The following table sets forth the consideration to be paid in cash and shares of common stock and debt assumed.


                                   SHARES OF
                       CASH      COMMON STOCK  DEBT ASSUMED
                   ------------  ------------  ------------
                            (DOLLARS IN THOUSANDS)
Blackmarr(1)       $      3,290     1,012,306  $      1,125
ICON                      6,224       319,197         1,925
Mindworks                   445        80,894           509
SCS America              11,000       384,615           565
SCS Australia(2)          9,815       452,976         2,440
SII(3)                      450       185,633           568
Zelo                        375           100           523
                   ------------  ------------  ------------
         Totals    $     31,599     2,435,721  $      7,655
                   ============  ============  ============

----------

    (1) George M. Siegel, Marshall G. Webb, Thomas A. Hudgins, Daniel M. Cofall, Mark D. Diggs, Michael A. Sooley and an employee of BrightStar each agreed to exchange up to an aggregate of 346,800 of their shares of Common stock for an equal number of shares of restricted Common stock contemporaneously with the closing of the initial public offering to the extent necessary to ensure that the shareholders of Blackmarr will become, collectively, the largest holder of Common stock entitled to vote immediately following the acquisitions. See "Description of Capital Stock -- Common stock and Restricted Common stock."

    (2) Does not include shares of Common stock issuable in connection with a post-closing adjustment based upon 1998 revenue.


    (3) Does not include shares of Common stock issuable in connection with a post-closing adjustment based upon 1998 pre-tax net income. The cash consideration includes the assumed repayment of a $550,000 promissory note (which is not included in the amount shown for debt assumed) issued in December 1997 to a former stockholder of SII in exchange for his equity interest in SII in anticipation of our acquisition of SII.


         As consideration for their interests in the founding companies, certain officers, directors and beneficial owners of more than 5% of the outstanding shares of Common stock received cash and shares of Common stock as set forth in the table below.


                                            SHARES OF
                                CASH       COMMON STOCK
                            ------------   ------------
                               (DOLLARS IN THOUSANDS)
George M. Siegel ........   $         --         54,698
Brian R. Blackmarr ......          2,518        774,646
Mark D. Diggs ...........            338        139,225
                            ------------   ------------

              Total .....   $      2,856        968,569
                            ============   ============


         In connection with the acquisitions, we entered into employment agreements with certain key employees of the founding companies. Total annual compensation pursuant to such agreements ranged from approximately $100,000 to approximately $225,000 depending on the duties of such employees and their positions with the founding companies. These employment agreements have initial terms of three years and generally provide, among other things, that the employee will not compete with BrightStar during the term of the employment agreement and for additional periods of up to the greater of one year after the termination of their employment thereunder for cause or the termination date set forth in the agreement. For a discussion of the employment agreements between BrightStar and our executive officers, see "Management -- Executive Compensation and Employment Agreements."

FINANCIAL ADVISORY SERVICES

         In August 1997, BITG engaged McFarland, Grossman & Company, Inc., or MGCO, to provide financial advisory services for a period of six months in connection with the acquisitions and related financings. Under the terms of the engagement letter between BrightStar and MGCO, we paid MGCO an initial advisory fee of $15,500, plus monthly fees aggregating $75,000 through December 1997, and reimbursed MGCO for its out-of-pocket expenses relating to the services provided. In connection with the MGCO engagement letter, BITG issued a warrant to MGCO for $100 in cash. Pursuant to the share exchange agreement, BrightStar assumed all obligations of BITG under the warrant. As adopted by BrightStar, the warrant provided for the purchase of up to 50,000 shares of common stock, at a per share exercise price equal to the lesser of $6.00 or 60% of the initial public offering price. The warrant has been exercised. We granted certain registration rights to MGCO with respect to the shares of common stock issuable upon exercise of the warrant.

         Pursuant to the MGCO engagement letter, MGCO received a fee of $1.6 million payable upon the closing of the acquisitions, together with a warrant to purchase an amount equal to 10% of the securities issued in any such private placement at the issue price in that private placement.

         In September 1997, BITG engaged Brewer-Gruenert Capital Advisors, LLC, or BGCA, to provide consulting services regarding corporate development matters for a period of one year in connection with future acquisitions of IT companies by BrightStar and any private investors introduced to BrightStar by BGCA. Under the terms of the consulting agreement between BITG and BGCA, as assumed by BrightStar, BrightStar paid BGCA, at the closing of our initial public offering, an executive search fee of $60,000 for services rendered thereunder and thereafter reimbursed BGCA from time to time for its out-of-pocket expenses relating to the services provided. In connection with the BGCA agreement, BrightStar also issued an option giving BGCA the option to purchase the number of shares of common stock equal to $100,000 divided by the difference between the per share initial public offering price and the exercise price of $6.00 per share.


         Pursuant to the BGCA agreement, BGCA was entitled to receive the following fees: (i) a graduated success fee, payable on the closing of an acquisition by BrightStar of a company presented to us by BGCA, and (ii) a cash fee equal to 10% of the amount of the gross investment proceeds received by us from any investor identified by BGCA during the term of the BGCA agreement.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our authorized capital shares include 3,000,000 shares of preferred stock, 2,000,000 shares of restricted stock and 35,000,000 shares of common stock. Rights, preferences and other terms of the preferred stock will be determined by the board of directors at the time of issuance; no preferred stock was issued at December 31, 1999. The following describes certain terms of our capital stock that we consider to be material to prospective investors.

COMMON STOCK AND RESTRICTED COMMON STOCK

         The holders of common stock are each entitled to one vote for each share held on all matters to which they are entitled to vote, including the election of directors. The holders of restricted common stock have no voting rights. The Board of Directors are elected annually and serve one-year terms. Cumulative voting for the election of directors is not permitted. Any director, or the entire Board of Directors, may be removed at any time, with cause, by a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of common stock.

         Any shares of restricted common stock that may be issued will automatically convert into common stock on a share-for-share basis (i) in the event of a disposition of such shares of restricted common stock by the holder thereof (other than a disposition which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder),
(ii) in the event any person acquires beneficial ownership of 25% or more of the outstanding shares of common stock of BrightStar at any time after consummation of our initial public offering, (iii) 18 months after the closing of our initial public offering or (iv) in the event a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of common stock approve such conversion.

         Subject to the rights of any then outstanding shares of preferred stock, holders of common stock (and restricted common stock if any are issued) are entitled to participate pro rata in such dividends as may be declared in the discretion of the Board of Directors out of the funds legally available therefor. Holders of common stock (and restricted common stock if any are issued) are entitled to share ratably in the net assets of BrightStar on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of common stock and holders of restricted common stock will have no preemptive rights to purchase shares of BrightStar. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities of BrightStar. Shares of restricted common stock, if issued, will not be subject to any redemption provisions, but will be convertible into common stock on the occurrence of certain events as described above. All outstanding shares of common stock are, on payment therefor, fully paid and non-assessable.

PREFERRED STOCK

         The preferred stock may be issued from time to time by the Board in one or more classes or series. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, the Board is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any class or series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders. We have no current plans to issue any shares of preferred stock.


         One of the effects of undesignated preferred stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of BrightStar by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of the preferred stock pursuant to the Board's authority described above may adversely affect the rights of the holders of common stock and restricted common stock. For example, preferred stock issued by us may rank prior to the common stock and restricted common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.


STATUTORY BUSINESS COMBINATION PROVISION

         BrightStar is subject to Section 203 of the Delaware General Corporation Law which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that stockholder became an interested stockholder, unless: (i) prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) on closing of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers of the corporation and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors who were directors prior to that person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date it is sought to be determined whether that person was an interested stockholder.

         The foregoing provisions of Section 203 could delay or frustrate the removal of incumbent directors or the assumption of control by the holder of a large block of common stock even if such removal or assumption would be beneficial, in the short term, to our stockholders. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest even if such event would be favorable to the interests of our stockholders.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         Pursuant to our certificate of incorporation and as permitted by Delaware law, a director of BrightStar is not liable to BrightStar or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability in connection with a breach of duty of loyalty to BrightStar or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments, stock repurchases or redemptions illegal under Delaware law or any transaction in which that director derived an improper personal benefit.

         Additionally, our certificate of incorporation provides that directors and officers of BrightStar will be indemnified by BrightStar to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of BrightStar, and further permits the advancing of expenses incurred in defense of claims.

         The inclusion in our certificate of incorporation of the provisions described in the two preceding paragraphs may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter our stockholders or management from bringing a lawsuit against its directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited BrightStar and its stockholders.


         Our certificate of incorporation also provides that any action required or permitted to be taken by the stockholders of BrightStar must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof. Our certificate of incorporation provides that a special meeting of stockholders may be called only by the President, the Board or by such other person or persons as may be authorized in BrightStar's bylaws. BrightStar's bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted on at that special meeting. Our certificate of incorporation provides that the Board may adopt, amend or repeal BrightStar's bylaws by the affirmative vote of a majority of the Board without the consent or vote of BrightStar's stockholders; provided, however, that the stockholders of BrightStar may adopt, amend or repeal BrightStar's bylaws by the affirmative vote of the holders of at least a majority of the shares entitled to vote in the election of directors which are present in person or represented by proxy at a duly constituted meeting of BrightStar's stockholders at which a quorum is present.


TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

     ISSUANCE OF COMMON STOCK, WARRANTS AND OPTIONS TO SELLING STOCKHOLDERS


         On March 10, 2000, we completed the private placement of 709,555 shares of our common stock and issued to certain selling stockholders fixed warrants to purchase 202,500 shares of our common stock and adjustable warrants to purchase shares of our common stock. Pursuant to the terms of the fixed warrants and the adjustable warrants, the holders thereof have elected to fix the number of common shares issuable under such warrants upon exercise thereof, which has been determined to be 1,525,000 shares in the aggregate. Such shares were issued on September 29, 2000. Proceeds from the private placements have been classified at temporary equity, subject to registration becoming effective.



         As of December 16, 1997, BrightStar entered into an option agreement, pursuant to which we issued options which are exercisable for 137,830 shares of common stock. This prospectus covers the 3,085,853 shares of our common stock issued (or to become issuable upon exercise of the warrants and options issued). As of June 23, 2000, we issued a total of 668,468 shares of our common stock in connection with the payment of a portion of the purchase price under an asset purchase agreement by which we acquired the assets of Integrated Systems Consulting in April 1999.

     Pursuant to the terms of agreements between BrightStar and certain selling stockholders, BrightStar agreed to file a registration statement covering the shares held by the selling stockholders with the SEC. Because we did not meet certain obligations with respect to the filing of the registration statement, these selling stockholders have certain rights to receive payment from us. We are presently negotiating the terms of these rights with the selling stockholders.

                              SELLING STOCKHOLDERS

        The following table sets forth information as of September 29, 2000 with respect to the selling stockholders:


                                                SHARES BENEFICIALLY OWNED       SHARES OF        SHARES BENEFICIALLY
                                                          PRIOR               COMMON STOCK           OWNED AFTER
             NAME OF STOCKHOLDER                      TO THE OFFERING         OFFERED HEREBY         THE OFFERING(1)
---------------------------------------------- ---------------------------- ------------------ ------------------------
                                                  NUMBER       PERCENT(2)                         NUMBER      PERCENT
                                               -------------- -------------                    ------------- ----------
Strong River Investment, Inc.(3)                   923,353       8.0%              ______           0            --
Montrose Investments Ltd.(4)                     1,042,793       9.0%              ______           0            --
Polystick Real Estate Ltd (5)                      268,492       2.3%
Wharton Capital Partners, Ltd.(6)                   45,000         *               45,000           0            --
Brewer Capital Group, LLC(7)                        11,430         *               11,430           0            --
Mr. Michael A Sooley                                46,400         *               46,400           0            --
Mr. Mark D. Diggs                                   80,000         *               80,000           0            --
Mr. Deryle T. House, Jr.                           167,117       1.4%             167,117           0            --
Mr. Ray M. Barry                                   167,117       1.4%             167,117           0            --
Mr. Christopher M. Bailey                          167,117       1.4%             167,117           0            --
Mr. Christopher J. Miguel                          167,117       1.4%             167,117           0            --


----------

    (1) Assumes sale of all shares offered hereby and no other purchases or sales of BrightStar's common stock. See "Plan of Distribution."


    (2) Based on 11,545,057 issued and outstanding shares of BrightStar's common stock as of September 29, 2000.



    (3) Enright Holding Corp., of which Mr. Avi Vigder is managing director, has voting and investment power over the securities beneficially owned by Strong River Investments, Inc.



    (4) Each of Harlan B. Korenvaes, Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar may be deemed to have voting control as the members of HBK Management LLC, the general partner of HBK Partners II L.P., which is the general partner of HBK Investments L.P.




    (5) Polystick Real Estate Ltd, Bat Yam, Israel, operates under the direction of Mr. Sasic Matza, President.



    (6) Includes a warrant to purchase 45,000 shares of BrightStar's common stock. Wharton Capital Partners, Ltd. acted as broker in connection with the private placement completed March 10, 2000, and is an affiliate of Wharton Capital Markets, LLC, which is a broker-dealer registered with the Commission. Barry R. Minsky and Michael M. Arnouse have voting or investment control over Wharton Capital Partners, Ltd.



    (7) Includes a warrant to purchase 11,430 shares of BrightStar's common stock. Brewer Capital Group, LLC is an affiliate of Augusta Securities Corp., which is a broker-dealer registered with the Commission. Stephen Brewer has sole voting or investment power over Brewer Capital Group, LLC and Augusta Securities Corp.



    *    Less than one percent.



         Each of Wharton Capital Partners, Ltd. and Brewer Capital Group, LLC has purchased the securities in the ordinary course of business and at the time of the purchase of the securities, each had no agreements or understandings, directly or indirectly, with any person to distribute the common shares to be received upon exercise of the warrants.


                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:


         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;



         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;



         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;



         o an exchange distribution in accordance with the rules of the applicable exchange;



         o        privately negotiated transactions;



         o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;



         o        a combination of any such methods of sale; and



         o        any other method permitted pursuant to applicable law.


         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         BrightStar is required to pay all fees and expenses incident to the registration of the shares, including up to $7,500 of the fees and disbursements of counsel to the selling stockholders. BrightStar has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, Old Federal Reserve Bank Building, 400 Sansome Street, San Francisco, California 94111.


                                     EXPERTS



         The consolidated financial statements and schedule included in this prospectus have been included in reliance on the report of Grant Thornton LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.


         The consolidated financial statements as of December 31, 1998, and for the year ended September 30, 1997, the three months ended December 31, 1997 and the year ended December 31, 1998, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (of which the 1998 financial statements have been restated and are no longer presented herein), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to these shares of common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. We refer you to the registration statement and its exhibits and schedules for further information. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement. Each such statement is qualified by such reference to such exhibit.

         The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may obtain copies of all or any part of the registration statement from the Commission after paying the prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "BTSR." Reports, proxy and information statements and other information about BrightStar may be inspected at the Nasdaq National Market, 1735 K Street, N.W., Washington, DC 20006-1506.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                               ----
Consolidated Financial Statements
     Reports of Independent Certified Public Accountants...................................................F-2--F-3
     Consolidated Balance Sheets................................................................................F-4
     Consolidated Statements of Operations......................................................................F-5
     Consolidated Statements of Stockholders' Equity............................................................F-6
     Consolidated Statements of Cash Flows......................................................................F-7
     Notes to Consolidated Financial Statements...........................................................F-8--F-16
     Schedule of Valuation and Qualifying Accounts.............................................................F-17
     Condensed Consolidated Balance Sheets (unaudited).........................................................F-18
     Condensed Consolidated Statements of Operations (unaudited) ..............................................F-19
     Condensed Consolidated Statements of Cash Flows (unaudited)...............................................F-20
     Notes to Condensed Consolidated Financial Statements................................................F-21--F-23

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
BrightStar Information Technology Group, Inc.

    We have audited the accompanying consolidated balance sheet of BrightStar Information Technology Group, Inc. (the "Company"), a Delaware corporation, as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company, as of and for the year ended December 31, 1998, were audited by other auditors whose report dated March 30, 1999, expressed an unqualified opinion on those statements. As discussed in Note 3, the Company has restated its 1998 consolidated financial statements to reflect its discontinued operations. The other auditors reported on the 1998 financial statements before the restatement.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BrightStar Information Technology Group, Inc. as of December 31, 1999, and the consolidated results of its operations and its consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

    We also audited the adjustments described in Note 3 to the consolidated financial statements that were applied to restate the 1998 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

/s/ GRANT THORNTON LLP

San Jose, California
March 28, 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors BrightStar Information Technology Group, Inc., Pleasanton, California

    We have audited the accompanying consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows of BrightStar Information Technology Group, Inc. ("the Company") for the year ended September 30, 1997, the three months ended December 31, 1997 and the year ended December 31, 1998 (of which the 1998 financial statements have been restated and are no longer presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free or material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion such financial statements present fairly, in all material respects, the consolidated balance sheet as of December 31, 1998 and the results of its operations and its cash flows for the year ended September 30, 1997, the three months ended December 31, 1997 and the year ended December 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
March 30, 1999

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)





                                                                    DECEMBER 31,    DECEMBER 31,
                                                                        1999            1998
                                                                    ------------    ------------
                                         ASSETS
Current assets:
  Cash ..........................................................   $        973    $      3,122
  Trade accounts receivables, net of allowance for doubtful
     accounts of $1,987 in 1999 and $1,296 in 1998 ..............         16,127          17,140
  Unbilled revenue ..............................................          1,591           2,238
  Deferred tax asset ............................................          1,712             785
  Income tax receivable .........................................            810              --
  Prepaid expenses and other ....................................          1,166           1,070
  Net assets of discontinued operations .........................          4,000          12,260
                                                                    ------------    ------------
          Total current assets ..................................         26,379          36,615
Property and equipment ..........................................          6,736           3,513
  Less-accumulated depreciation .................................         (2,720)         (1,207)
                                                                    ------------    ------------
  Property and equipment, net ...................................          4,016           2,306
Goodwill ........................................................         56,848          53,940
  Less-accumulated amortization .................................         (2,284)           (873)
                                                                    ------------    ------------
  Goodwill, net .................................................         54,564          53,067
Other ...........................................................             49             413
                                                                    ------------    ------------
          Total .................................................   $     85,008    $     92,401
                                                                    ============    ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable ..............................................   $      4,063    $      3,542
  Acquisition payables ..........................................          2,000           4,784
  Restructuring reserve .........................................          1,761           4,383
  Accrued salaries and other expenses ...........................          8,105           5,936
  Income taxes payable ..........................................             --           1,791
  Deferred revenue ..............................................             41           1,831
                                                                    ------------    ------------
          Total current liabilities .............................         15,970          22,267
Line of credit ..................................................          8,579              --
Other liabilities ...............................................              8              60
Commitments and contingencies
Stockholders' equity:
  Common stock, $0.001 par value; 35,000,000 shares
     authorized; 8,642,034 and 7,989,059 shares issued and
     outstanding in 1999 and 1998, respectively .................              9               8
  Additional paid-in capital ....................................         89,693          82,818
  Common stock payable ..........................................             --           6,875
  Common stock warrant and option ...............................            100             100
  Deferred stock compensation ...................................             --            (468)
  Accumulated other comprehensive income ........................            171             248
  Retained earnings (deficit) ...................................        (29,522)        (19,507)
                                                                    ------------    ------------
          Total stockholders' equity ............................         60,451          70,074
                                                                    ------------    ------------
          Total .................................................   $     85,008    $     92,401
                                                                    ============    ============



                 See notes to consolidated financial statements.

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.



                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                THREE MONTHS
                                              YEAR ENDED        YEAR ENDED          ENDED            YEAR END
                                             DECEMBER 31,      DECEMBER 31,      DECEMBER 31,     SEPTEMBER 30,
                                                 1999              1998              1997              1997
                                            --------------    --------------    --------------    --------------
Revenue .................................   $      103,449    $       63,584    $        6,623    $       12,190
Cost of revenue .........................           76,476            45,409             5,810            10,063
                                            --------------    --------------    --------------    --------------
Gross profit ............................           26,973            18,175               813             2,127
Operating expenses:
  Selling, general and administrative ...           26,797            15,445               817             1,668
  Stock compensation ....................              468             6,766                --               305
  In process research & development .....               --             3,000                --                --
  Restructuring charge ..................               --             7,614                --                --
  Goodwill amortization .................            1,423               883                --                --
  Depreciation and amortization .........            1,633               769                31               135
                                            --------------    --------------    --------------    --------------
          Total operating expenses ......           30,321            34,477               848             2,108
  Income (loss) from operations .........           (3,348)          (16,302)              (35)               19
  Other income (expense) ................              (15)              158                 7                33
  Interest expense, net .................             (518)              (66)              (31)              (96)
                                            --------------    --------------    --------------    --------------
  Loss from continuing operations
     before income taxes ................           (3,881)          (16,210)              (59)              (44)
Income tax provision (benefit) ..........           (1,313)              612               (22)                6
                                            --------------    --------------    --------------    --------------
Loss from continuing operations .........           (2,568)          (16,822)              (37)              (50)
Discontinued operations:
  Income (loss) from discontinued
     operations, net of tax .............             (648)              278                --                --
  Loss on disposal of discontinued
     operations, net of tax .............           (6,799)               --                --                --
                                            --------------    --------------    --------------    --------------
  Total discontinued operations .........           (7,447)              278
                                                                                --------------    --------------
          Net income (loss) .............   $      (10,015)   $      (16,544)   $          (37)   $          (50)
                                            ==============    ==============    ==============    ==============
Net income (loss) per share (basic and
  diluted):
  Income (loss) from continuing
     operations .........................   $        (0.30)   $        (2.68)   $        (0.04)   $        (0.06)
  Loss from discontinued operations .....            (0.86)             0.04                --                --
                                            --------------    --------------    --------------    --------------
  Net loss ..............................   $        (1.16)   $        (2.64)   $        (0.04)   $        (0.06)
                                            ==============    ==============    ==============    ==============

Shares outstanding (basic and
  diluted): .............................        8,642,034         6,275,031         1,012,306           893,475
                                            ==============    ==============    ==============    ==============



                 See notes to consolidated financial statements

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.



                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)


                                                         COMMON STOCK                                               COMMON STOCK
                                                    ----------------------      ADDITIONAL         COMMON              WARRANT
                                                      SHARES      AMOUNT      PAID-IN-CAPITAL   STOCK PAYABLE        AND OPTION
                                                    ----------  ----------   ----------------  ----------------   ----------------
Balance, September 30, 1996 ......................      10,000  $       10                 --                --                 --
  Issuance of common stock .......................       3,068         308
  Net loss and comprehensive loss ................
                                                    ----------  ----------   ----------------  ----------------   ----------------
Balance, September 30, 1997 ......................      13,068         318                 --                --                 --
  Net loss and comprehensive loss ................
                                                    ----------  ----------   ----------------  ----------------   ----------------
Balance, December 31, 1997 .......................      13,068         318                 --                --                 --
  Issuance of common stock in public offering ....   4,887,500           5   $         58,635                     $            450
  Stock used for acquisition of Founding
    Companies ....................................   1,408,120           1             15,934  $          5,300
  Common stock issued to management and
    promoters ....................................     648,126           1              7,582
  Stock split to conform Blackmarr ...............     999,238        (317)               317
  Exercise of stock warrants .....................      33,007          --                350                                 (350)
  Common stock granted to employees ..............                                                        1,575
  Amortization of deferred compensation ..........
  Write-off of deferred compensation of
    terminated employees .........................
  Net loss .......................................
  Other comprehensive income (loss) ..............
                                                    ----------  ----------   ----------------  ----------------   ----------------
Balance, December 31, 1998 .......................   7,989,059           8   $         82,818  $          6,875                100
  Stock issued to owners of Founding Company .....     441,400           1              5,300            (5,300)
  Common stock issued to directors and
    management ...................................      11,575
  Common stock issued to employees ...............     200,000                          1,575            (1,575)
  Common stock issued to management and
    promoters ....................................
  Amortization of deferred compensation ..........
  Net loss .......................................
  Other comprehensive income (loss) ..............
                                                    ----------  ----------   ----------------  ----------------   ----------------
Balance, December 31, 1999 .......................   8,642,034  $        9   $         89,693  $             --   $            100
                                                    ==========  ==========   ================  ================   ================

                                                              ACCUMULATED
                                                                 OTHER
                                                             COMPREHENSIVE     RETAINED           TOTAL
                                                UNEARNED         INCOME        EARNINGS       STOCKHOLDERS'    COMPREHENSIVE
                                              COMPENSATION       (LOSS)        (DEFICIT)          EQUITY        INCOME (LOSS)
                                             --------------  --------------  --------------   --------------   --------------
Balance, September 30, 1996 ...............              --              --  $          413   $          423
  Issuance of common stock ................                                                              308
  Net loss and comprehensive loss .........                                             (50)             (50)  $          (50)
                                             --------------  --------------  --------------   --------------   ==============
Balance, September 30, 1997 ...............              --              --             363              681
  Net loss and comprehensive loss .........                                             (36)             (36)  $          (36)
                                             --------------  --------------  --------------   --------------   ==============
Balance, December 31, 1997 ................              --              --             327              645
  Issuance of common stock in public
    offering ..............................                                                           59,090
  Stock used for acquisition of Founding
    Companies .............................                                          (3,290)          17,945
  Common stock issued to management and
    promoters .............................          (7,583)                                              --
  Stock split to conform Blackmarr ........                                                               --
  Exercise of stock warrants ..............
  Common stock granted to employees .......                                                            1,575
  Amortization of deferred compensation ...           5,055                                            5,055
  Write-off of deferred compensation of
    terminated employees ..................           2,060                                            2,060
  Net loss ................................                                         (16,544)         (16,544)  $      (16,544)
  Other comprehensive income ..............                             248                              248              248
                                             --------------  --------------  --------------   --------------   --------------
Balance, December 31, 1998 ................            (468)            248         (19,507)          70,074   $      (16,296)
  Stock issued to owners of Founding
    Company ...............................                                                                1
  Common stock issued to directors and
    management ............................                                                               --
  Common stock issued to employees ........                                                               --
  Amortization of deferred compensation ...             468                                              468
  Net loss ................................                                         (10,015)         (10,015)  $      (10,015)
  Other comprehensive income (loss) .......                             (77)                             (77)             (77)
                                             --------------  --------------  --------------   --------------   --------------
Balance, December 31, 1999 ................  $           --  $          171  $      (29,522)  $       60,451   $      (10,092)
                                             ==============  ==============  ==============   ==============   ==============




                 See notes to consolidated financial statements

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.



                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                                       THREE MONTHS
                                                      YEAR ENDED       YEAR ENDED         ENDED          YEAR ENDED
                                                     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,    SEPTEMBER 30,
                                                         1999             1998             1997             1997
                                                    --------------   --------------   --------------   --------------
Operating activities:
  Net loss .......................................  $      (10,015)  $      (16,544)  $          (37)  $          (50)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Restructuring charge .........................              --            6,443
    Write down of certain intangible and other
      assets .....................................              --              841
    In process research and development
      expense ....................................              --            3,000
    (Income) loss from discontinued
      operations .................................           7,447             (278)
    Depreciation and amortization ................           3,056            1,652               31              135
    Effect of exchange rate on cash ..............             (77)             248
    Additions to allowance for doubtful
      accounts ...................................             691              857               15               (5)
    Deferred income taxes ........................          (1,944)          (1,311)             (22)               8
    Compensation expense on issuance of common
      stock ......................................             468            6,766                               305
    Changes in operating working capital:
      Trade accounts receivable ..................             322           (4,137)          (1,451)          (1,632)
      Income tax refund receivable ...............            (810)              38               --               --
      Unbilled revenue ...........................             647             (672)            (501)             133
      Prepaid and other assets ...................             268             (167)               2              (24)
      Accounts payable ...........................             521             (299)               2               (3)
      Restructuring reserve ......................          (2,622)
      Accrued salaries other accrued expenses ....           2,340           (3,061)           1,928              448
      Income taxes payable .......................          (1,791)           1,509               57              (33)
      Deferred revenue ...........................          (1,790)           1,210               --              462
      Discontinued operations ....................             813             (149)              --               --
                                                    --------------   --------------   --------------   --------------
         Net cash provided by (used in)
           operating activities ..................          (2,476)          (4,054)              24             (256)
Investing activities:
  Cash paid to acquire founding companies ........              --          (32,576)
  Cash paid to retire debt of founding
    companies ....................................              --           (9,865)
  Cash paid for acquisitions .....................          (4,898)          (6,106)
  Redemption of certificate of deposit ...........              --               --               --               60
  Capital expenditures ...........................          (3,354)            (997)             (15)            (112)
                                                    --------------   --------------   --------------   --------------
         Net cash used in investing
           activities ............................          (8,252)         (49,544)             (15)             (52)
Financing activities:
  Net borrowings under line of credit ............           8,579               --               25              223
  Proceeds from (payments on) term loan ..........              --               --              (33)             142
  Payments on note payable and capital lease
    obligations ..................................              --           (2,373)             (18)             (57)
  Net proceeds from issuance of common stock .....              --           59,090               --                3
                                                    --------------   --------------   --------------   --------------
         Net cash provided by (used in)
           financing activities ..................           8,579           56,717              (26)             311
Net increase (decrease) in cash ..................          (2,149)           3,119              (17)               3
Cash:
  Beginning of period ............................           3,122                3               20               17
                                                    --------------   --------------   --------------   --------------
  End of period ..................................  $          973   $        3,122   $            3   $           20
                                                    ==============   ==============   ==============   ==============
Supplemental information:
  Interest paid ..................................  $          518   $           73   $           31   $           96
                                                    ==============   ==============   ==============   ==============
  Income taxes paid ..............................  $        2,747   $           --   $           --   $           50
                                                    ==============   ==============   ==============   ==============



                 See notes to consolidated financial statements

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    Basis of presentation -- BrightStar Information Technology Group, Inc., (the "Company" or "BrightStar") is a leading international e-business solutions and applications service provider (ASP). BrightStar conducted no operations prior to April 16, 1998 when it completed its initial public offering ("IPO"). The accompanying historical consolidated financial statements for the year ended December 31, 1999 and the period from the IPO to December 31, 1998 includes the accounts of all BrightStar subsidiaries. The accompanying financial statements for all periods prior to the IPO include only the historical financial information for Blackmarr the "accounting acquirer," which elected to change its fiscal year-end from September 30 to December 31 prior to the IPO. See note 2 for further discussion of the IPO, and the definition of the "accounting acquirer."



    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.



    Revenue recognition -- The Company provides services to customers for fees that are based on time and materials or fixed fee contracts. Accordingly, revenue is recognized as consulting services are performed. Unbilled revenue is recorded for contract services provided for which a billing has not been rendered. Revenue related to the sale of hardware is recognized when the hardware is shipped. Deferred revenue primarily represents the excess of amounts billed over contract costs and expenses incurred.



    Concentration of credit risk is limited to trade receivables and unbilled revenue and is subject to the financial conditions of certain major clients. The Company does not require collateral or other security to support client's receivables. The Company conducts periodic reviews of its clients' financial conditions and vendor payment practices to minimize collection risk on trade receivables.



    Property and equipment -- Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of 3 years for computer equipment and software and 5 years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the lease term or the assets useful life. Expenditures for repairs and maintenance that do not improve or extend the life of assets are expensed as incurred.



    Goodwill -- Goodwill is the cost in excess of tangible assets acquired. Goodwill recorded in conjunction with the Founding Companies and all other acquisitions in 1998 is being amortized over 40 years on a straight-line basis. Goodwill associated with the acquisition of ISC is being amortized over 20 years on a straight-line basis. The realizability and period of benefit of goodwill is evaluated periodically to assess recoverability, and, if warranted, impairment or adjustments to the period benefited would be recognized. Total amortization of goodwill from continuing operations for 1999 and 1998 amounted to $1,423 and $833, respectively.



    Cumulative translation adjustment -- Cumulative translation adjustment in stockholders' equity reflects the unrealized adjustments resulting from translating the financial statements of foreign subsidiaries. The functional currency of the Company's foreign subsidiaries is the local currency of that country. Accordingly, assets and liabilities of the foreign subsidiaries are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated at the average rates prevailing during the year. Changes in exchange rates that affect cash flows and the related receivables or payables are recognized as transaction gains and losses in the determination of net income.

    Income taxes -- The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach to accounting for income taxes. The Company provides deferred income taxes for temporary differences that will result in taxable or deductible amounts in future years. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset may not be realized.



    Earnings per share (EPS) -- EPS is based on Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." Accordingly, Basic EPS is calculated using income available to common shareholders divided by the weighted average number of common shares outstanding during the year. Diluted EPS is similar to Basic EPS except that it is based on the weighted average number of common and potentially dilutive shares, from dilutive stock options and warrants, outstanding during each year. The weighted average shares used to calculate earnings per share on the statements of operations prior to the IPO has been determined by converting the number of outstanding shares of Blackmarr during the periods presented, based upon the ratio of approximately 77 to 1, which was the ratio received by Blackmarr as a result of the offering. Common shares issuable upon exercise of common stock options and convertible debt instruments are anti-dilutive (decreases net loss per share) for the periods presented.



    Stock based compensation -- the Company utilizes Accounting Principles Board Opinion No. 25 ("APB No. 25") in its accounting for stock options issued to employees. No compensation expense is recognized for stock options issued to employees under the Company's stock option plan as the option price equals or exceeds the fair market value of the Company's Common Shares at the date of grant. In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." The accounting method as provided in the pronouncement is not required to be adopted; however, it is encouraged. The Company has adopted the disclosure-only provisions of SFAS No. 123 with respect to options issued to employees. Compensation expense associated with stock options and warrants issued to non-employees and non-directors is recognized in accordance with SFAS No. 123.



    Reclassifications -- Certain reclassifications have been made to conform the prior years' financial statement amounts to the current year classifications.



(2) ACQUISITIONS



    Concurrent with and as a condition to the closing of the IPO, BrightStar acquired all of the outstanding capital stock or substantially all the net assets of Brian R. Blackmarr and Associates, Inc. ("Blackmarr"), Integrated Controls, Inc. ("ICON"), Mindworks Professionals Education Group, Inc. ("Mindworks"), Software Innovators, Inc. ("SII"), Zelo Group, Inc. ("Zelo"), Software Consulting Services America, LLC ("SCS America") and SCS Unit Trust ("SCS Australia")(the "Founding Companies"). The acquisitions have been accounted for using the purchase method of accounting with Blackmarr being treated as the accounting acquirer, in accordance with Staff Accounting Bulletin No. 97. The purchase method of accounting requires that the results of operations of the acquired companies only be included in the consolidated financial statements subsequent to their respective acquisition dates. At the acquisition date, the purchase price was allocated to assets acquired, and liabilities assumed based on their fair market values. The excess of the total purchase price over the fair value of the net assets acquired represents goodwill.



    The following table sets forth the consideration paid in cash and shares of common stock. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares was determined using an estimated fair value of $11.70 per share, which represents a discount of 10% from the initial public offering price of $13.00 per share, due to restrictions on the resale and transferability of the shares issued in the acquisitions. The estimated purchase price for each acquisition is subject to certain purchase price adjustments.

                                           AMOUNT IN      COMMON
                                            COMMON        STOCK
                               CASH         STOCK         SHARES
                           ------------  ------------  ------------
                                     (DOLLARS IN THOUSANDS)
FOUNDING COMPANIES:
  ICON ..................  $      6,224  $      4,149       319,197
  Mindworks .............           445         1,052        80,894
  SCS America ...........        11,000         5,000       384,615
  SCS Australia(1) ......         9,815         5,889       452,976
  SII ...................           450         2,413       185,633
  Zelo ..................           375             1           100
                           ------------  ------------  ------------
          Subtotal ......        28,309        18,504     1,423,415
  Blackmarr .............         3,290        13,160     1,012,306
                           ------------  ------------  ------------
          Total .........  $     31,599  $     31,664     2,435,721
                           ============  ============  ============



----------

(1) Common stock shares were issued in 1999. Such shares are included in common stock payable at December 31, 1998.

    The following is the calculation of goodwill arising from the acquisitions of the Founding Companies and BITG (in thousands):


Cash paid to Founding Companies .................................  $ 31,599
Stock issued to Founding Companies (valued at $11.70 per
  share) ........................................................    28,498
Cash paid to Blackmarr, charged to retained earnings ............    (3,290)
Discounted value of stock issued to Blackmarr included in
  amount of stock issued to Founding Companies above ............   (11,844)
                                                                   --------
Total consideration (purchase price) attributable to
  acquisition of the Founding Companies and BITI by
  Blackmarr, the accounting acquirer ............................    44,963
Pro forma combined net assets of all Founding Companies
and BITI ........................................................    (1,216)
Net assets of Blackmarr .........................................     1,107
Deferred offering costs at BITI .................................     4,907
Other acquisition costs .........................................     1,366
Goodwill at ICON ................................................        94
In-process research and development .............................    (3,000)
                                                                   --------
          Total .................................................  $ 48,221
                                                                   ========


    Additionally, 437,681 shares of common stock were issued as consideration for class A units at BITI. These shares were valued at a discount of 10% to the initial public offering price of $13. These shares, less 46,153 shares issued to affiliated parties charged to paid-in capital, have been included in goodwill in the amount of $4,581, as a cost of the acquisition of the Founding Companies.

    Since the IPO BrightStar has completed four acquisitions which were accounted for as purchase business combinations as follows:

    o On June 30, 1998, the Company completed the acquisition of Cogent Technologies, LLC, for $250 and certain costs, resulting in total goodwill of approximately $254. The Company will be required to provide additional consideration in 2000 related to an earnout agreement with the prior owners.

    o On August 31,1998, the Company completed the acquisition of Total Business Quality Associates, Inc. (TBQ), a provider of SAP consulting and implementing services for $1,450 and certain costs, resulting in total goodwill of approximately $1,478.

    o Effective September 30, 1998, the Company completed the acquisition of PROSAP Australia Pty. LTD (PROSAP), a SAP certified National Implementation Partner located in Sydney, Australia for $8,884 and certain acquisition costs resulting in total goodwill of approximately $8,525; $4,100 was paid at closing, $4,284 was paid in 1999. The remaining amount of $500 is recorded as an acquisition payable at December 31, 1999.


    o On May 28, 1999, the Company purchased Integrated Systems Consultants, LLC ("ISC") pursuant to an Asset Purchase Agreement (the "Agreement"), dated as of April 1, 1999. ISC is a provider of SAP consulting services based in Phoenix, Arizona. The aggregate consideration for this transaction was $3,000; of which $500 was paid in cash upon closing; $1,000 will be paid on June 1, 2000 in up to 255,183 shares of common stock, or a combination of cash and stock as defined in the Agreement; $500 was financed by a Convertible Subordinated Promissory Note due August 1, 2000; and, the remaining $1,000 of contingent consideration will be recorded as additional goodwill paid subject to the achievement of ISC earnings during the twelve months ending March 31, 2000. The Company has allocated the entire purchase price and certain other acquisition costs to goodwill. The pro forma results of operations assuming the acquisition occurred on January 1, 1999, would not be materially different than the operating results reported.


(3) DISCONTINUED OPERATIONS


    In October 1999, the Company's management approved a plan to discontinue the operations of its Training, Controls and Infrastructure Support businesses. Each of the underlying businesses were acquired by BrightStar as part of its IPO in April 1998. The Company believes that the continued investment in the Training, Controls, and Infrastructure Support businesses is not consistent with its long-term strategic objectives. Accordingly, these businesses are reported as discontinued operations and the consolidated financial statements have been reclassified to segregate operating results and net assets of the businesses. Management's plan to discontinue the operations of each of the businesses includes the following:


Training Business

    The completed sale and closure of the training business -- the Company:

    o Sold Mindworks Professional Education Group, Inc. (Mindworks) to its former owners. The sale of Mindworks was completed in December, 1999 for approximately $1,100. The Company recorded a pre-tax loss on the sale of Mindworks of $900, ($1,000, or $0.12 per share including taxes), the loss includes the associated write-off of net goodwill totaling $1,600.

    o Closed its training business in Texas in October 1999. The Company recorded no gain or loss upon closing the Texas training operations.

Controls Business

    The planned sale of the Controls Business within Integrated Controls, Inc. -- while the Company has had discussions with potential buyers, no formal sales agreement has been reached as of March, 2000. The Company expects to sell its Control's business during the first half of 2000. The Company recorded an estimated loss on the disposal of the Controls business of $5.1 million ($5.8 million including taxes, or $0.67 per share) including provision of $800 for estimated operating losses until disposal. The amount of operating losses and the amount the Company will ultimately realize upon the sale could significantly differ from the amount assumed in arriving of the estimated operating losses until disposal and estimated proceeds upon disposal.

Infrastructure Support Business

    The discontinuance of its Infrastructure Support Business in December 1999 -- the Infrastructure Support Business was engaged in hardware sales and consulting services relative to systems infrastructure and security. The Company recorded no gain or loss on the discontinuance of the business.


    Summary operating results and financial data for the discontinued operations for 1999 and 1998 are as follows:



                                                     1999                                              1998
                                -----------------------------------------------   ----------------------------------------------
                                                      INFRASTRUCTURE                                    INFRASTRUCTURE
                                TRAINING   CONTROLS      SUPPORT        TOTAL     TRAINING   CONTROLS      SUPPORT       TOTAL
                                --------   --------   --------------   --------   --------   --------   --------------  --------
Net revenue ..................  $  4,477   $ 11,064   $        8,635   $ 24,176   $  4,465   $  9,795   $        3,084  $ 17,344
Cost of revenue ..............     3,156      8,145            8,678     19,979      3,288      6,971            2,501    12,760
Operating expenses ...........     1,582      3,303               70      4,955      1,208      2,908               --     4,116
                                --------   --------   --------------   --------   --------   --------   --------------  --------
Operating income (loss) ......      (261)      (384)            (113)      (758)       (31)       (84)             583       468
Loss on discontinued
  operations, net of tax .....  $ (1,173)  $ (6,206)  $          (68)  $ (7,447)  $    (22)  $    (50)  $          350  $    278
Current assets ...............             $  1,542                    $  1,542   $    263   $  3,122                   $  3,385
Property and equipment, net ..                  720                         720        244        996                      1,240
Deferred income taxes ........                  320                         320                    --                         --
Goodwill, net ................                3,234                       3,234      1,667      7,046                      8,713
Other assets .................                   19                          19         36         49                         85
                                           --------                    --------   --------   --------                   --------
        Total assets .........                5,835                       5,835      2,210     11,213                     13,423
Provision for loss until
  disposal ...................                  800                         800         --         --                         --
Other current liabilities ....                1,035                       1,035        214        949                      1,163
                                           --------                    --------   --------   --------                   --------
        Total liabilities ....                1,835                       1,835        214        949                      1,163
                                           --------                    --------   --------   --------                   --------
Net assets of discontinued
  operations .................             $  4,000                    $  4,000   $  1,996   $ 10,264                   $ 12,260
                                           ========                    ========   ========   ========                   ========


(4) BUSINESS RESTRUCTURING

    During the fourth quarter of 1998, the Company announced a plan to restructure its operations and recorded a restructuring charge of $7,614. The plan provided for the following:

    o Reorganizing the operations of its wholly owned subsidiaries into one operation that will result in an integrated sales force, focused operating divisions and consolidated finance and administrative functions


    o    Realignment into separate operating divisions/consulting service lines


    o    Relocation of its corporate office


    o Reduction of workforce of 13 employees, all of which have been terminated.


    o The write-down of certain property and equipment and other assets as a result of business closures and termination of service lines.

    o    Contract terminations and other obligations.

    The major categories of the 1998 charges are summarized below:


                                         AMOUNTS      AMOUNTS TO
                                       CHARGED TO       BE PAID
                                       EARNINGS IN      BEYOND
                                          1998           1999
                                      ------------   ------------
Workforce severance obligations ...   $      4,960   $      1,209
Asset impairment ..................          1,171             --
Lease and other contract
obligations .......................          1,483            552
                                      ------------   ------------
          Total ...................   $      7,614   $      1,761
                                      ============   ============



    As of December 31, 1999, the Company had expended $5,853 of the charge. The remaining $1,761 reserved as of December 31, 1999 pertains to 1) remaining severance obligations which will be paid through the April 2001, and 2) remaining lease obligations which continue to extend past one year.


(5) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:


                                                     DECEMBER 31,
                                                --------------------
                                                  1999        1998
                                                --------    --------
Computer equipment and software .............   $  5,099    $  2,325
Furniture, fixtures and office equipment ....      1,294         944
Leasehold improvements ......................        343         244
                                                --------    --------
          Total .............................      6,736       3,513
Accumulated depreciation and
amortization ................................     (2,720)     (1,207)
                                                --------    --------
          Property and equipment, net .......   $  4,016    $  2,306
                                                ========    ========


(6) ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

    Accrued expenses consist of the following:


                                                    DECEMBER 31,
                                                -------------------
                                                  1999       1998
                                                --------   --------
Accrued payroll and payroll taxes ...........   $  3,901   $  4,895
Accrued operating losses on discontinued
operations ..................................        800         --
Accrued losses on fixed fee contract ........      1,263         --
Other accrued expenses ......................      2,141      1,041
                                                --------   --------
          Total accrued expenses ............   $  8,105   $  5,936
                                                ========   ========


(7) CREDIT FACILITY

    Effective March 29, 1999, the Company established a $15 million credit facility (the "Credit Facility") with Comerica Bank. Under terms of the agreement, the Credit Facility will be used for working capital needs, including issuance of letters of credit, and for general corporate purposes. Borrowings under the Credit Facility bear an interest rate of prime plus .25%, or the Eurodollar rate plus 2.5%. The Company pays a commitment fee on unused amounts of the Credit Facility amounting to .375% per annum based on the average daily amount by which the commitment amount exceeds the principal amount outstanding during the preceding month. Interest is payable monthly on prime rate borrowings and quarterly or at the end of the applicable interest period for the Eurodollar rate borrowings.

    The Credit Facility is secured by liens on substantially all the Company's assets (including accounts receivable) and a pledge of all of the outstanding capital stock of the Company's domestic operating subsidiaries. The Credit Facility also requires that the Company comply with various loan covenants, including (i) maintenance of certain financial ratios, (ii) restrictions on additional indebtedness and (iii) restrictions on liens, guarantees and payments of dividends. As of, and during the quarters ended September 30, 1999 and December 31, 1999, the Company was not in compliance with a certain financial covenant. Comerica Bank has agreed to waive the defaults for both periods.

    The Credit Facility contains provisions requiring mandatory prepayment of outstanding borrowings from the issuance of debt or equity securities for cash, excluding certain equity issued in connection with future acquisitions, and cash realized in connection with permitted asset sales outside of the ordinary course of business. Borrowings outstanding under the Credit Facility amounted to $8.6 million at December 31, 1999. As of March 28, 2000 the Company had reduced amounts borrowed under the Credit Facility to approximately $2 million. The Credit Facility expires on March 30, 2001.

(8) STOCKHOLDERS' EQUITY AND OTHER STOCK RELATED INFORMATION

Capital Stock

    Authorized capital shares of the company include 3,000,000 shares of preferred stock, 2,000,000 shares of restricted stock and 35,000,000 shares of common stock. Rights, preferences and other terms of the preferred stock will be determined by the board of directors at the time of issuance; no preferred stock was issued at December 31, 1999.


Common Stock Payable


    Common stock payable at December 31, 1998 represented stock issuable under the terms based upon of the purchase agreement between the Company and SCS Australia, achieving certain 1998 revenue targets. Upon the final settlement of the purchase price, the unit holders of SCS Unit Trust received 441,400 common shares during the first quarter of 1999, with the difference of 11,575 shares issued to certain directors and members of management under the terms of the original exchange agreement. As a result, a charge to stock compensation expense in the amount of $135 was recorded in 1998.

Other Common Stock Warrants and Options

    In 1997, the Company entered into an advisory agreement with an investment banking firm, and issued a warrant to that firm for $100. The warrant provides for the purchase of 50,000 shares of common stock at an exercise price of $6 per share, and is exercisable at any time prior to August 14, 2004.

    Also in 1997, the Company entered into an agreement for corporate development services and issued a common stock option to the consulting firm. The option grants the holder the option to purchase 14,285 shares.

    The estimated combined fair value of the warrant and the option of $450 were recorded as offering costs and charged against paid-in-capital. The common stock warrant was exercised during 1998, with the holder surrendering approximately 17,000 common shares in lieu of payment for 33,000 common shares.

    Stock Options -- During 1998 a stock option plan (The 1997 Plan) was established, which provides for the issuance of incentive and non-qualified stock options, restricted stock awards, stock appreciation rights or performance stock awards. The total number of shares that may be issued under the Plan is 2,000,000 shares, of which only 1,930,000 shares may be granted for incentive stock options. Options, which constitute the only issuance under the incentive plans, have been generally granted at fair value of the company's common stock on the date of grant. The following table summarizes the plan's stock option activity:



                                                                  WEIGHTED     WEIGHTED
                                                                  AVERAGE      AVERAGE
                                                                  EXERCISE    REMAINING
                                                  SHARES           PRICE         LIFE
                                                ----------       ----------   ----------
Options outstanding at December 31, 1997 ....           --
Granted in 1998 .............................      603,402       $    13.00   5.07 years
Exercised ...................................           --
Cancelled ...................................           --
                                                ----------
Options outstanding at December 31, 1998 ....      603,402       $    13.00   9.75 years
                                                ==========

Granted in 1999 .............................    1,428,750       $     6.88
Exercised ...................................           --               --
Cancelled ...................................     (218,664)      $     9.96
                                                ----------
Options outstanding at December 31, 1999 ....    1,813,448       $     8.50
                                                ----------
Exercisable at December 31, 1999 ............      413,929(a)
                                                ==========


----------

(a) 400,179 and 13,750 options are exercisable at $13.00 and $6.00-$7.50, respectively.

    Pro forma disclosures as if the Company had applied the cost recognition requirements under SFAS No. 123 in 1998 are presented below. The pro forma compensation cost may not be representative of that expected in future years.


                                                   1999          1998
                                                ----------    ----------
Net loss (in thousands)
  As reported ...............................   $  (10,015)   $  (16,544)
  Pro Forma .................................   $  (12,048)   $  (17,622)
Loss per share -- basic and diluted
  As reported ...............................   $    (1.16)   $    (2.64)
  Pro Forma .................................   $    (1.39)   $    (2.81)
Weighted average fair value of options
  granted ...................................   $     4.39    $     9.71


    Compensation cost for 1999 and 1998 was calculated in accordance with the binomial model, using the following weighted average assumptions: (i) expected volatility of 110% and 60%; (ii) expected dividend yield of 0% in both years;
(iii) expected option term of 10 years in both years; (iv) risk-free rate of return of 5.86% and 5.60%; and expected (v) a forfeiture rate of 11%.

Recent Sales of Unregistered Securities.

    On March 10, 2000, pursuant to an agreement with Strong River Investments, Inc. and Montrose Investments Ltd. (collectively, the "Purchasers"), the Company sold to the Purchasers 709,555 shares of the Company's common stock (the "Shares") for $7.5 million, or $10.57 per share (the "Transaction"). Net proceeds to the Company amounted to $7.2 million after related issuance costs. Proceeds were applied to the Company's borrowings under its Credit Facility. In connection the purchase of the Shares, the Company issued two warrants to the Purchasers. One warrant has a five-year term during which the Purchasers may purchase up to 157,500 shares of the Company's common stock at a price of $12.00 per share. The second warrant covers an adjustable amount of shares of the Company's common stock at an adjustable exercise price, based on the market price of the Company's common stock during three (3) separate periods of thirty-one (31) trading days commencing 270 calendar days after the date of the Transaction. The Company also issued to Wharton Capital Partners Ltd. ("Wharton"), as compensation for Wharton's services in completing the Transaction, a warrant which has five-year term during which Wharton may purchase up to 45,000 shares of the Company's common stock at a price of $12.00 per share. The Company anticipates registering the Shares sold to Purchaser in April 2000. The Company and the Purchaser further agreed that the Company will sell and the Purchaser will purchase up to an additional $7.5 million worth of the Company's common stock six months following the Transaction subject to certain conditions.

(9) STOCK COMPENSATION EXPENSE

    In connection with the offering and acquisition of the Founding Companies, certain directors and members of management received 648,126 shares of common stock. These shares, valued at $11.70, were recorded as deferred compensation and were amortized to stock compensation expense over a one year period based upon the terms of a stock repurchase agreement between the Company and related shareholders. Total stock compensation expense recorded during 1999 and 1998 in connection with the above was $468 and $5,055, respectively. At December 31, 1998, certain members of management that had received substantially all of these shares were terminated in connection with the Company's restructuring. As a result, the remaining deferred compensation totaling $2,060, attributable to the shares held by these terminated employees was charged to expense and included in the restructuring charge.

    In connection with the terms of the acquisition of SCS Unit Trust, certain key employees were granted 200,000 shares of common stocks under an incentive stock bonus plan. Based on the share price of $7.88 per share on the date of the grant, the Company recorded stock compensation expense of $1,575. At December 31, 1998 these common shares had not been formally issued, and accordingly, are recorded in common stock payable. The shares were issued in 1999.

    During March 1997, the Company issued 3,068 shares of common stock with an estimated fair value of approximately $100 per share to certain employees for $1 per share. Compensation expense totaling $305 was recognized during the year ended September 30, 1997.


(10) INCOME TAXES


    The components of income (loss) before income taxes from continuing operations and the related income taxes provided for the years ended December 31, 1999, 1998 and September 30, 1997, are presented below:


                                             1999        1998        1997
                                           --------    --------    --------
Income (loss) before income taxes:
  Domestic .............................   $ (5,803)   $(17,916)   $    (44)
  Foreign: .............................      1,922       1,706          --
                                           --------    --------    --------
                                           $ (3,881)   $(16,210)   $    (44)
                                           ========    ========    ========

                                                  1999        1998        1997
                                                --------    --------    --------
Provision (benefit) for income taxes:
  Current:
     Domestic ...............................   $   (156)   $    707    $     (2)
     Foreign ................................        787         528          --
  Deferred:
     Domestic ...............................     (1,721)       (623)          8
     Foreign ................................       (223)         --          --
                                                --------    --------    --------
          Total .............................   $ (1,313)   $    612    $      6
                                                ========    ========    ========



    The Company's deferred tax assets are reflected below as of December 31, 1999 and 1998, respectively:



                                             1999        1998
                                           --------    --------
Bad debt reserves ......................   $    628    $    387
Restructure reserve ....................        669       1,665
Accrued compensation ...................        422
Losses on discontinued operations ......        304
Foreign tax assets .....................        223          --
Change in accounting method ............       (151)
Other ..................................        154         120
                                           --------    --------
Net deferred tax asset .................      2,249       2,172
Valuation allowance ....................       (537)     (1,387)
                                           --------    --------
                                           $  1,712    $    785
                                           ========    ========



    The table below reconciles the expected U.S. federal statutory tax to the recorded income tax:



                                             1999        1998        1997
                                           --------    --------    --------
Provision (benefit) at statutory
tax rate ...............................   $ (2,031)   $ (6,270)   $    (15)
State income taxes, net of
federal benefit ........................        103        (111)         (1)
Goodwill amortization ..................        498         361
Foreign tax ............................        564         527          --
Deferred compensation ..................        164       3,041          --
Goodwill writeoff ......................         --       1,506          --
Valuation allowance ....................       (850)      1,386          --
Other, net .............................        239         172          22
                                           --------    --------    --------
          Total ........................   $ (1,313)   $    612    $      6
                                           ========    ========    ========


(11) EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) plan that covers substantially all U.S. employees. If applicable, employees would vest in Company contributions evenly over five years from their date of employment. The Company may provide matching contributions of up to 6% of the employees base salary. Employer matching and profit sharing contributions are discretionary, and, to date, no matching or profit sharing contributions have been made.

(12) COMMITMENTS AND CONTINGENCIES

    The Company leases office space, computer and office equipment under various operating lease agreements that expire at various dates through December 31, 2004. Minimum future commitments under these agreements for the years ending December 31 are; 2000, $2,641; 2001, $2,240; 2002, $1,625; 2003, $511; and 2004,
$758.

    Rent expense was $394, $113, $1,636, $4,048 during the periods ended September 30, 1997, December 31, 1997 and December 31, 1998, and 1999 respectively.

    Employment Agreements -- As of December 31, 1999, the Company had entered into employment agreements with certain key management personnel which provided for minimum compensation levels and incentive bonuses, along with provisions for termination of benefits in certain circumstances and for certain severance payments in the event of a change in control.

(13) SIGNIFICANT CUSTOMERS AND GEOGRAPHIC INFORMATION

    The Company did not have any customer, individually or considered as a group under common ownership that accounted for 10% of revenues or accounts receivable for the periods presented.

    The Company operates in a single segment, as a provider of internet services. Since April 16, 1998, the Company has primarily operated in two geographic regions. Prior to April 16, 1998, the Company primarily operated in the United States. Specific information related to the Company's geographic areas are found in the following table:


                                                                        YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------------------------------------------
                                                           1999                                           1998
                                      --------------------------------------------    --------------------------------------------
                                      UNITED STATES     AUSTRALIA     CONSOLIDATED    UNITED STATES     AUSTRALIA     CONSOLIDATED
                                      -------------    ------------   ------------    -------------    ------------   ------------
Revenue ...........................   $      69,119    $     34,250   $    103,449    $      45,607    $     17,977   $     63,584
Income (loss) from continuing
  operations before income
  taxes ...........................          (5,803)          1,922         (3,881)         (18,146)          1,936        (16,210)
Long-lived assets .................          57,601           1,028         58,629           54,951             835         55,786
Total assets ......................          77,133           7,875         85,008           81,889          10,512         92,401

                                   SCHEDULE II

                        VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                   COLUMN A                      COLUMN B        COLUMN C       COLUMN D       COLUMN E
---------------------------------------------   ------------   ------------   ------------  --------------
                                                                 ADDITIONS
                                                 BALANCE AT     CHARGED TO
                                                 BEGINNING       COSTS AND                  BALANCE AT END
                  DESCRIPTION                    OF PERIOD       EXPENSES      DEDUCTIONS     OF PERIOD
---------------------------------------------   ------------   ------------   ------------  --------------
Allowance deducted from assets to which
 it applies:
Allowance for doubtful accounts:
Year ended December 31, 1998 ................   $        439             --   $        857   $      1,296
Year ended December 31, 1999 ................          1,296   $      1,926          1,235          1,987
Accrued Restructuring Charge:
Year ended December 31, 1998 ................             --          7,614          3,231          4,383
Year ended December 31, 1999 ................          4,383                         2,622
Tax valuation allowance:
Year ended December 31, 1998 ................             --          1,387             --          1,387
Year ended December 31, 1999 ................          1,387             --            850            537


         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE

To the Board of Directors and Stockholders
BrightStar Information Technology Group, Inc.

    In connection with our audit of the consolidated financial statements of BrightStar Information Technology Group, Inc. referred to in our report dated March 28, 2000, which is included in the annual report on Form 10-K and this prospectus, we have also audited Schedule II for the years ended December 31, 1999 and 1998. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

/s/ Grant Thornton LLP

San Jose, California
March 28, 2000

                          ITEM 1. FINANCIAL STATEMENTS

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                         ($000'S, EXCEPT PER SHARE DATA)




                                                JUNE 30,     DECEMBER 31,
                                                  2000           1999
                                                --------    -------------
ASSETS
CURRENT ASSETS:
   Cash                                         $    589    $         973
   Trade accounts receivable, net
     of allowance for doubtful accounts
     of $1,504 and $1,987                         12,746           16,127
   Unbilled revenue                                  427            1,591
   Deferred tax asset                              1,047            1,712
   Income tax receivable                           4,130              810
   Prepaid expenses and other                      1,367            1,166
   Net assets of discontinued operations           3,100            4,000
                                                --------    -------------
      Total current assets                        23,406           26,379

PROPERTY AND EQUIPMENT                             6,959            6,736
   Less-accumulated depreciation                  (3,194)          (2,720)
                                                --------    -------------
   Property and equipment, net                     3,765            4,016

GOODWILL                                          57,848           56,848
   Less-accumulated amortization                  (3,040)          (2,284)
                                                --------    -------------
   Goodwill, net                                  54,808           54,564

OTHER                                                 47               49
                                                --------    -------------

TOTAL ASSETS                                    $ 82,026    $      85,008
                                                ========    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Line of credit                               $  6,517    $          --
   Accounts payable                                4,526            4,063
   Acquisition payable                               500            2,000
   Restructuring reserve                           2,372            1,761
   Accrued salaries and other expenses             2,978            8,105
   Deferred revenue                                  389               41
                                                --------    -------------
      Total current liabilities                   17,282           15,970

LINE OF CREDIT                                        --            8,579
OTHER LIABILITIES                                     68                8
COMMITMENTS AND CONTINGENCIES
TEMPORARY EQUITY                                   7,175               --
STOCKHOLDERS' EQUITY:
Common stock, $0.001 par value; 35,000,000
  shares authorized; 10,020,057 and 8,642,034
  shares issued and outstanding                       10                9
   Additional paid-in capital                     92,118           89,693
   Common stock warrants                             100              100
   Accumulated other comprehensive income            (38)             171
   Retained earnings (deficit)                   (34,689)         (29,522)
                                                --------    -------------
      Total stockholders' equity                  57,501           60,451
                                                --------    -------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $ 82,026    $      85,008
                                                ========    =============




See notes to condensed consolidated financial statements.

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         ($, EXCEPT PER SHARE DATA)



                                                          THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                    ------------------------------    ------------------------------
                                                       JUNE 30,         JUNE 30,         JUNE 30,         JUNE 30,
                                                        2000              1999             2000             1999
                                                    -------------    -------------    -------------    -------------
REVENUE                                             $      18,096    $      29,511    $      37,701    $      55,011

COST OF REVENUE                                            12,492           20,796           25,744           40,532
                                                    -------------    -------------    -------------    -------------
GROSS PROFIT                                                5,604            8,715           11,957           14,479

OPERATING EXPENSES:
  Selling, general and administrative expenses              8,629            6,804           15,062           12,360
  Restructuring charge                                      2,525               --            2,525               --
  Stock compensation expense                                   --               67               --              468
 Goodwill amortization                                        388              349              756              688
  Depreciation and amortization                               464              414              937              698
                                                    -------------    -------------    -------------    -------------
      Total operating expenses                             12,006            7,634           19,280           14,214

INCOME (LOSS) FROM OPERATIONS                              (6,402)           1,081           (7,323)             265

OTHER INCOME (EXPENSE)                                         (2)               3               (4)             (32)

INTEREST EXPENSE                                             (138)             (99)            (268)             (78)
                                                    -------------    -------------    -------------    -------------
INCOME (LOSS) BEFORE INCOME TAXES                          (6,542)             985           (7,595)             155

INCOME TAX PROVISION (CREDIT)                              (2,271)             556           (2,651)             558
                                                    -------------    -------------    -------------    -------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                   (4,271)             429           (4,944)            (403)

DISCONTINUED OPERATIONS:
  Income (loss) from discontinued operations,
    net of tax                                                --              (93)              --              149

  Loss on disposal of discontinued operations,
    net of tax                                               (223)              --             (223)              --
                                                    -------------    -------------    -------------    -------------
      Total discontinued operations                          (223)             (93)            (223)             149
                                                    -------------    -------------    -------------    -------------
NET INCOME (LOSS)                                   $      (4,494)   $         336    $      (5,167)   $        (254)
                                                    =============    =============    =============    =============

NET INCOME (LOSS) PER SHARE: BASIC AND DILUTED
  Continuing operations                             $       (0.46)   $        0.05    $       (0.55)   $       (0.05)
  Discontinued operations                                   (0.02)           (0.01)           (0.02)            0.02
                                                    -------------    -------------    -------------    -------------
  Net income (loss)                                 $       (0.48)   $        0.04    $       (0.57)   $       (0.03)
                                                    =============    =============    =============    =============

SHARES OUTSTANDING: BASIC AND DILUTED                   9,403,010        8,723,584        9,104,394        8,682,809
                                                    =============    =============    =============    =============



See notes to condensed consolidated financial statements.

         BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    ($000'S)




                                                          SIX MONTHS ENDED
                                                      -------------------------
                                                        JUNE 30,      JUNE 30,
                                                         2000          1999
                                                      ----------    ----------
OPERATING ACTIVITIES:
   Net loss                                           $   (5,167)   $     (254)
   Adjustments to reconcile net loss to net cash
       used in operating activities:

   (Income) loss from discontinued operations                223          (149)
   Depreciation and amortization                           1,693         1,386
   Change in allowance for doubtful accounts                (483)          292
   Compensation expense on issuance of common stock           --           468
   Deferred taxes                                            665           223
   Cash provided by (used in) operating activities:
       Trade accounts receivable                           3,864        (4,504)
       Unbilled revenue                                    1,164        (2,139)
       Prepaid expenses and other                           (199)       (1,134)
       Accounts payable                                      463         1,197
       Restructuring reserve                                 611          (979)
       Accrued salaries and other expenses                (4,326)        3,650
       Income taxes receivable/payable                    (3,320)          167
       Deferred revenue                                      348        (1,114)
                                                      ----------    ----------
       Net cash used in operating activities              (4,464)       (2,890)

INVESTING ACTIVITIES:
   Payments for acquisitions                                            (3,386)
   Additions of property and equipment, net of
       disposals                                            (959)       (1,136)
                                                      ----------    ----------
       Net cash used by investing activities                (959)       (4,522)

FINANCING ACTIVITIES:
   Net proceeds from issuance of common stock              7,175            --
   Costs associated with common stock transactions           (74)           --
   Borrowings (repayments) under line of credit           (2,062)        8,640
   Net payments on capital lease obligations                  --           (71)
                                                      ----------    ----------
       Net cash provided by financing activities           5,039         8,569

NET (DECREASE) INCREASE IN CASH                             (384)        1,157

CASH:
   Beginning of period                                       973         3,672
                                                      ----------    ----------
   End of period                                      $      589    $    4,829
                                                      ==========    ==========


SUPPLEMENTAL DISCLOSURE:
   Noncash issuance of common stock at fair value
   in connection with prior acquisition               $    2,500    $    1,575
                                                      ==========    ==========



See notes to condensed consolidated financial statements.

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in the financial statements. Operating results for the three and six month periods ended June 30, 2000, are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. The balance sheet at December 31, 1999, has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For additional information, refer to financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1999.

    The preparation of the condensed financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2.  RESTRUCTURING

    On June 20, 2000, the Company announced that revenue and earnings for the second quarter and the remainder of the calendar year will be lower than expected and that the Company is realigning its operations to improve operating margins by reducing expenses associated with underutilized office space and personnel.

    As a result of the realignment, the Company recorded a restructuring charge of $2.5 million in the second quarter. Of the total charge, approximately $1.0 million was reserved for ongoing lease obligations for facilities that were closed and $0.5 million was recorded to write-down related fixed assets. The remainder of the charge relates to the severance of approximately 90 employees, or 15% of the Company's workforce. Approximately $2.0 million of the charge applies to obligations to be funded by cash disbursements, of which approximately $375,000 was disbursed for severance and $45,000 was disbursed for rents during the second quarter. The remaining charge relates to longer term severance obligations and related costs amounting to $0.6 million to be paid over the next year and $1.0 million of rents, net of sublease income, to be paid related to leases which expire through April 2003.

    Remaining amounts accrued of $0.8 million related to the restructuring charge recorded in the fourth quarter of 1998 relate primarily to ongoing severance obligations to be paid through April 2001.

3.  CREDIT FACILITIES

    Effective March 31, 2000, the Company established a AU$3 million ($1.8 million U.S. dollars) credit facility (the "Australian Credit Facility") with Macquarie Bank Limited (the "Bank"). Under the terms of the agreement, the Australian Credit Facility will be used for working capital needs and other general corporate purposes. Borrowings under the Australian Credit Facility bear an interest rate calculated as the aggregate of the 30 day Macquarie Bank Bill Rate plus 3.0%. The Company's Australian subsidiary will pay a commitment fee on unused amounts of the Australian Credit Facility amounting to 1.0% per annum calculated daily and payable monthly based on the difference between AU$3.0 million and borrowings outstanding.

    The Australian Facility is secured by liens on substantially all of the assets of the Company's Australian subsidiary and guaranteed by the Company. Borrowings under the Australian Facility are limited to 60% of outstanding customer accounts receivable less than 90 days old plus 40% of unbilled revenue. The Australian Facility requires that both the Company and its Australian subsidiary comply with various financial covenants and reporting requirements. This Australian Facility matures on December 31, 2004. As of June 30, 2000 and August 11, 2000, the Company had no borrowings outstanding under the Australian Facility.

    Borrowings outstanding under the Company's credit facility with Comerica Bank amounted to $6.5 million at June 30, 2000, which approximated total availability under the facility at that date. As of, and during the quarter ended June 30, 2000, the Company was not in compliance with a certain financial covenant. Comerica Bank has agreed to waive the default.

4.  INCOME TAXES

    The provision for income taxes for the quarter and six months ended June 30, 2000 is based on an estimated effective tax rate of 39%, adjusted for non-deductible goodwill amortization and other permanent items.

5.  COMPREHENSIVE INCOME

    SFAS No. 130, "Reporting Comprehensive Income," requires companies to report and display comprehensive income and its components in the financial statements. Comprehensive income includes all changes in equity during a period except those resulting from investment by owners and distributions to owners. Comprehensive income approximates net (loss) income reported for all periods presented.

6.  ACQUISITION PAYABLES

    On June 23, 2000, the Company issued 668,468 shares of common stock to the prior owners of Integrated Systems Consulting (ISC) as payment for the remaining amount due of $2.5 million in connection with the 1999 acquisition of ISC. Acquisition payable of $0.5 million is due in connection with the 1998 acquisition of PROSAP Australia Pty.

 7. RECENT SALES OF UNREGISTERED SECURITIES

    On March 10, 2000, pursuant to an agreement with Strong River Investments, Inc. and Montrose Investments Ltd. (collectively, the "Purchasers"), the Company sold to the Purchasers 709,555 shares of the Company's common stock (the "Shares") for $7.5 million, or $10.57 per share (the "Transaction"). Net proceeds to the Company amounted to $7.175 million after related issuance costs. Proceeds were applied to the Company's borrowings under its Credit Facility. In connection the purchase of the Shares, the Company issued two warrants to the Purchasers. One warrant has a five-year term during which the Purchasers may purchase up to 157,500 shares of the Company's common stock at a price of $12.00 per share. The second warrant covers an adjustable amount of shares of the Company's common stock at an adjustable exercise price, based on the market price of the Company's common stock during three (3) separate periods of thirty-one (31) trading days commencing 270 calendar days after the date of the Transaction. The Company also issued to Wharton Capital Partners Ltd. ("Wharton"), as compensation for Wharton's services in completing the Transaction, a warrant which has a five-year term during which Wharton may purchase up to 45,000 shares of the Company's common stock at a price of $12.00 per share. The Company anticipates registering the Shares sold to the Purchaser in August 2000. The Company and the Purchaser further agreed that the Company will sell and the Purchaser will purchase up to an additional $7.5 million worth of the Company's common stock six months following the Transaction subject to certain conditions which are unlikely to be fulfilled during that period. One of the entities constituting the Purchaser has exercised a warrant received in connection with the transaction. Based on the formula set forth in the warrant and the Company's current stock price, the holder of the warrant is upon exercise entitled to purchase 930,054 shares of the Company's common stock at a price of $.001 per share. Also, the Company could be obligated under certain circumstances to issue additional shares to the Purchasers which would have a materially dilutive effect. The proceeds from the private placement have been classified as temporary equity, subject to registration becoming effective.

8.  CONTINGENT LIABILITY

    Under the terms of the acquisition of Cogent Technologies, LLC , the Company is required, as additional consideration for the acquisition, to make an additional cash payment of up to $0.5 million and issue additional shares of the Company's common stock to the prior owners based upon an earn-out calculation. Amounts potentially due under the terms of the earnout agreement are currently in dispute between the Company and the prior owners. The additional purchase consideration will be recorded as goodwill if paid.

9.  SUBSEQUENT EVENTS

    On July 20, 2000, the Company signed a letter of intent to sell its Controls Business for approximately $2.5 million, while retaining net assets of approximately $0.6 million. The sale of the Controls Business is expected to close in the third quarter. Due to the status of the transaction and the proximity of the expected closing, the Company recorded a second quarter charge of $0.4 million ($0.2 million, net of tax) to reduce its investment, net of remaining reserves for operating losses of $0.5 million, in its Controls Business from $3.5 million to $3.1 million at June 30, 2000.

    The Company has also entered into preliminary discussions with a prospective buyer of its Australian operation. Any potential transaction is subject to due diligence procedures to be performed by both the Company and the buyer, adjustments related to negotiations surrounding the disposition of assets and liabilities and approval of the Board of Directors of both companies. If a sale occurs, the Company anticipates it will record a material charge in the range of $US10-15 million to write-down goodwill associated with its initial acquisition of the Australian operation.

--------------------------------------------------------------------------------


    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BRIGHTSTAR OR BY ANY SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BRIGHTSTAR SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                   ----------


                                TABLE OF CONTENTS



PROSPECTUS SUMMARY.............................................................1
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS..................................2
RISK FACTORS...................................................................2
USE OF PROCEEDS................................................................8
DIVIDEND POLICY................................................................8
PRICE RANGE OF COMMON STOCK....................................................8
SELECTED CONSOLIDATED FINANCIAL DATA...........................................9
SELECTED MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS
         OF OPERATIONS........................................................10
QUANTITATIVE AND QUALITATIVE DISCLOSURES
         ABOUT MARKET RISK....................................................16
BUSINESS .....................................................................17
MANAGEMENT....................................................................20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
         OWNERS AND MANAGEMENT................................................25
CERTAIN TRANSACTIONS..........................................................26
DESCRIPTION OF CAPITAL STOCK..................................................28
ISSUANCE OF COMMON STOCK, WARRANTS AND
         OPTIONS TO SELLING STOCKHOLDERS......................................30
SELLING STOCKHOLDERS..........................................................32
PLAN OF DISTRIBUTION..........................................................32
LEGAL MATTERS.................................................................33
EXPERTS.......................................................................33
WHERE YOU CAN FIND MORE INFORMATION...........................................34



--------------------------------------------------------------------------------



--------------------------------------------------------------------------------



                                3,085,853 SHARES





                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.




                                  COMMON STOCK










                                   ----------



                                   PROSPECTUS



                                   ----------
















                               ____________, 2000










--------------------------------------------------------------------------------

                                     PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling stockholders are payable individually by the selling stockholders. All amounts are estimates except the registration fee.



                                                                            Amount
                                                                          To Be Paid
                                                                         ------------
Registration Fee .....................................................   $   3,678.96
Legal Fees and Expenses ..............................................   $  20,000.00
Accounting Fees and Expenses .........................................   $  20,000.00
Fees of Wharton Capital Partners Inc. in connection with
   the private placement and related transactions ....................   $ 325,000.00
Miscellaneous ........................................................   $   2,500.00
                                                                         ------------

   Total .............................................................   $ 371,178.96
                                                                         ============


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Seven of BrightStar's Certificate of Incorporation provides that directors of BrightStar shall not be personally liable to BrightStar or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Section 6.1 of BrightStar's Bylaws provide for indemnification of officers and directors to the maximum extent and in the manner provided by the General Corporation Law of Delaware. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933.

BrightStar has obtained directors' and officers' liability insurance covering, subject to certain exceptions, actions taken by BrightStar's directors and officers in their capacities as such.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is certain information concerning all sales of securities by BrightStar that were not registered under the Securities Act.

         1. Effective October 17, 1997, BrightStar issued and sold 1,000 shares of common stock to BIT Group Services, Inc. ("BITG") for $1,000.

         2. Concurrently with the closing of its initial public offering and pursuant to the Agreement and Plan of Exchange (the "Share Exchange") dated as of December 15, 1997 among BrightStar, BITG, BIT Investors, LLC ("BITI"), and the holders of the outstanding capital stock of BITG, (i) BrightStar issued to BITI an aggregate of 739, 007 shares of common stock in exchange for all the shares of common stock of BITG held by BITI and (ii) BrightStar issued up to an aggregate of 346,800 shares of common stock in exchange for all the shares of common stock of BITG held by members of BrightStar's management, as follows:
42,900 shares to George M. Siegel; 70,000 shares to Marshall G. Webb; 60,000 shares to Thomas A. Hudgins; 60,000 shares to Daniel M. Cofall; 60,000 shares to Michael A. Sooley; 33,900 shares to Tarrant Hancock; and 20,000 shares to Mark
D. Diggs.


         3. In connection with the Share Exchange, BrightStar assumed all obligations of the issuer pursuant to an option issued by BrightStar to Brewer-Gruenert Capital Advisors, LLC, which provides for the purchase of up to 14,285 shares of common stock at an exercise price of $6.00 per share.

         4. Effective April 20, 1998, BrightStar issued 33,008 shares of common stock upon the exercise of a warrant held by McFaland, Grossman & Company.



         5. Pursuant to the Share Exchange, on January 11, 1999, the Company issued 11,575 shares of common stock to the holder of the Series A-1 Class A Unites of BITI.



         6. Concurrently with the closing of its initial public offering, BrightStar issued to Software Consulting Services America, LLC ("SCS America") and the stockholder of the other companies acquired concurrently with the closing of BrightStar's initial public offering (the "Founding Companies") an aggregate of 1,982,645 shares of common stock in connection with the acquisition of the Founding Companies.


         7. On January 11, 1999, BrightStar issued to the beneficiaries of the SCS Unit Trust an aggregate of 441,400 shares of common stock in consideration of substantially all the assets of the SCS Unit Trust.


         8. On March 10, 2000, pursuant to an agreement with Strong River Investments, Inc. and Montrose Investments Ltd. (collectively, the "Purchasers"), BrightStar sold to the Purchasers 709,555 shares of BrightStar's common stock (the "Shares") for $7.5 million, or $10.57 per share (the "Transaction"). In connection the purchase of the Shares, the Company issued two warrants to the Purchasers. One warrant has a five-year term during which the Purchasers may purchase up to 157,500 shares of BrightStar's common stock at a price of $12.00 per share. The second warrant covers an adjustable amount of shares of BrightStar's common stock at an adjustable exercise price, based on the market price of BrightStar's common stock during three (3) separate periods of thirty-one (31) trading days commencing 270 calendar days after the date of the Transaction. Pursuant to the terms of the fixed warrants and the adjustable warrants, the holders thereof have elected to fix the number of common shares issuable under such warrants upon exercise thereof, which has been determined to be 1,525,000 shares in the aggregate, such shares were issued on September 29, 2000. BrightStar also issued to Wharton Capital Partners Ltd. ("Wharton"), as compensation for Wharton's services in completing the Transaction, a warrant which has five-year term during which Wharton may purchase up to 45,000 shares of BrightStar's common stock at a price of $12.00 per share.Pursuant to the terms of the fixed warrants and the adjustable warrants, the holders thereof have elected to fix the number of common shares issuable under such warrants upon exercise thereof, which has been determined to be 1,525,000 shares in the aggregate, such shares were issued on September 29, 2000. BrightStar and the Purchaser further agreed that BrightStar will sell and the Purchaser will purchase up to an additional $7.5 million worth of BrightStar's common stock six months following the Transaction subject to certain conditions. Proceeds from the private placement have been classified as temporary equity, subject to the registration becoming effective.


The sales and issuances of the securities by BrightStar, by BITG to BITI and to BrightStar's management and by BITI to its members, referenced above were or will be, as applicable, exempt from registration under the Securities Act pursuant to Section 4(2) thereof as transactions not involving any public offerings, with the recipients representing their intentions to acquire the securities for their own accounts and not with a view to the distribution thereof.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits


      EXHIBIT
        NO.                              DESCRIPTION



         3.1 -- Certificate of Incorporation, as amended (Incorporated by reference from Exhibit 3.1 to Amendment No. 1 to BrightStar's Registration Statement on Form S-1 filed February 27, 1998 (File No. 333-43209)).


         3.2   -- Bylaws, as amended (Incorporated by reference from Exhibit
                  3.2 to Amendment No. 3.2 to BrightStar's Registration Statement on Form S-1 filed April 14, 1998 (File No. 333-43209)).

         4.1 -- Specimen Common Stock Certificates (Incorporated by reference from Exhibit 4.1 to Amendment No. 1 to BrightStar's Registration Statement on Form S-1 filed February 27, 1998 (File No. 333-43209)).

         4.2      -- Agreement and Plan of Exchange dated December 15, 1997
                     among BrightStar, BITG, BITI and the holders of the outstanding capital stock of BITG (Incorporated by reference from Exhibit 4.2 to Amendment No. 1 to BrightStar's Registration Statement on Form S-1 filed February 27, 1998 (File No. 333-43209)).


         4.3      -- Option Agreement dated as of December 16, 1997 between
                     BrightStar and Brewer-Gruenert Capital Advisors, LLC (Incorporated by reference from Exhibit 4.4 to Amendment No. 1 to BrightStar's Registration Statement on Form S-1 filed February 27, 1998 (File No. 333-43209)).


         5.1      -- Opinion of Orrick, Herrington & Sutcliffe LLP.


         10.1     -- BrightStar 1997 Long-Term Incentive Plan (Incorporated by
                     reference from Exhibit 10.1 to Amendment No. 1 to BrightStar's Registration Statement on Form S-1 filed February 27, 1998 (File No. 333-43209)).


         10.2     -- Agreement and Plan of Exchange by and among BrightStar and the holders of the outstanding capital stock of Brian R. Blackmarr and Associates, Inc. (Incorporated by reference from Exhibit 10.2 to BrightStar's Registration Statement on Form S-1 filed December 24, 1997 (File No. 333-43209)).

         10.3     -- Agreement and Plan of Exchange by and among BrightStar and the holders of the outstanding capital stock of Integrated Controls, Inc. (Incorporated by reference from Exhibit 10.3 to BrightStar's Registration Statement on Form S-1 filed December 24, 1997 (File No. 333-43209)).

         10.4     -- Agreement and Plan of Exchange by and among BrightStar and the holders of the outstanding capital stock of Mindworks Professional Education Group, Inc. (Incorporated by reference from Exhibit 10.4 to BrightStar's Registration Statement on Form S-1 filed December 24, 1997 (File No. 333-43209)).

         10.5     -- Agreement and Plan of Exchange by and among BrightStar,
                     Software Consulting Services America, LLC and the holders of the outstanding ownership interests of Software Consulting Services America, LLC. (Incorporated by reference from Exhibit 10.5 to BrightStar's Registration Statement on Form S-1 filed December 24, 1997 (File No. 333-43209)).

         10.6     -- Agreement and Plan of Exchange by and among BrightStar and
                     Software Consulting Services Pty. Ltd. in its capacity as Trustee of the Software Consulting Services Unit Trust and the holders of all of the outstanding ownership interests in the Software Consultants Unit Trust (Incorporated by reference from Exhibit 10.6 to BrightStar's Registration Statement on Form S-1 filed December 24, 1997 (File No. 333-43209)).

         10.7     -- Agreement and Plan of Exchange by and among BrightStar and
                     The holders of the outstanding capital stock of Software Innovators, Inc. (Incorporated by reference from Exhibit
                     10.7 to BrightStar's Registration Statement on Form S-1 filed December 24, 1997 (File No. 333-43209)).

         10.8 -- Agreement and Plan of Exchange by and among BrightStar and the holder of the outstanding capital stock of Zelo Group, Inc. and Joel Rayden (Incorporated by reference from Exhibit
                   10.8 to BrightStar's Registration Statement on Form S-1 filed December 24, 1997 (File No. 333-43209)).

         10.9  --  Form of Employment Agreement between BrightStar and Marshall
                   G. Webb, Thomas A. Hudgins and Daniel M. Cofall (Incorporated by reference from Exhibit 10.9 to Amendment No. 1 to BrightStar's Registration Statement on Form S-1 filed February 27, 1998 (File No. 333-43209)).

         10.10 -- Employment Agreement between Software Consulting Services America, Inc. and Michael A. Ober (Incorporated by reference from Exhibit 10.10 to BrightStar's Annual Report on Form 10-K dated April 1, 1999).

         10.11 -- Office Lease dated November 11, 1998, between Principal Life Insurance Company and BrightStar (Incorporated by reference from Exhibit 10.11 to BrightStar's Annual Report on Form 10-K dated April 1, 1999).

         10.12 -- Employment Agreement dated Jan. 31, 1999 between BrightStar and Donald Rowley (Incorporated by reference from Exhibit
                   10.12 to BrightStar's Annual Report on Form 10-K dated April 1, 1999).

         10.13 -- Employment Agreement between Brian R. Blackmarr and Associates, Inc. and Brian R. Blackmarr (Incorporated by reference from Exhibit 10.10 to Amendment No. 1 to BrightStar's Registration Statement on Form S-1 filed February 27, 1998 (File No. 333-43209)).

         10.14 -- Letter Agreement dated August 14, 1997 between BITG and McFarland, Grossman and Company, Inc., and amended as of March 17, 1998 (Incorporated by reference from Exhibit 10.11 to Amendment No. 2 to BrightStar's Registration Statement on Form S-1 filed March 24, 1998 (File No. 333-43209)).

         10.15 -- Letter Agreement dated September 26, 1997 between BITG and Brewer-Gruenert Capital Advisors, LLC, and amended as of December 15, 1997 (Incorporated by reference from Exhibit
                   10.12 to BrightStar's Registration Statement on Form S-1 filed December 24, 1997 (File No. 333-43209)).

         10.16 -- Loan Agreement dated October 16, 1997 between BITI and BITG (Incorporated by reference from Exhibit 10.13 to Amendment No. 1 To BrightStar's Registration Statement on Form S-1 filed February 27, 1998 (File No. 333-43209)).


         10.17 -- Stock Repurchase Agreement between BrightStar and Marshall G. Webb, Daniel M. Cofall, and Thomas A. Hudgins (Incorporated by reference from Exhibit 10.17 to BrightStar's Annual Report on Form 10-K dated April 1, 1999).



         10.18 -- Agreement Regarding Repurchase of Stock by and among BrightStar, George M. Siegel, Marshall G. Webb, Thomas A. Hudgins, Daniel M. Cofall, Mark D. Diggs, Michael A. Sooley, Michael B. Miller, and Tarrant Hancock (Incorporated by reference from Exhibit 10.18 to BrightStar's Annual Report on Form 10-K dated April 1, 1999).

         10.19 -- Amendment to Agreement and Plan of Exchange dated as of June 5, 1998 by and BrightStar and the holder of the outstanding capital stock of Zelo Group, Inc. and Joel Rayden (Incorporated by reference from Exhibit 10.19 to BrightStar's Annual Report on Form 10-K dated April 1, 1999).



         10.20 -- Deed of Variation dated as of April 17, 1998 by and among BrightStar and Software Consulting Services Pty. Ltd. and Kentcom Pty. Ltd., Salvatore Fazio, Pepper Tree Pty. Ltd., Christopher Richard Banks, Cedarman Pty. Ltd, Stephen Donald Caswell, Quicktrend Pty. Ltd., Desmond John Lock, Kullamurra Pty. Ltd., Robert Stephen Langford, and KPMG Information Solutions Pty. Ltd. and Data Collection Systems Integration Pty. Ltd. (Incorporated by reference from Exhibit 10.20 to BrightStar's Annual Report on Form 10-K dated April 1, 1999).



         10.21 -- Asset Purchase Agreement dated as of June 30, 1998 among BrightStar, Cogent Acquisition Corp., Cogent Technologies, LLC and the holders of all of all the outstanding membership interest of Cogent Technologies, LLC (Incorporated by reference from Exhibit 10.21 to BrightStar's Annual Report on Form 10-K dated April 1, 1999).



         10.22 -- Asset Purchase Agreement dated as of August 31, 1998 among BrightStar, Software Consulting Services America, Inc., TBQ Associates, Inc. and the holders of all the outstanding capital stock of TBQ Associates, Inc. (Incorporated by reference from Exhibit 10.22 to BrightStar's Annual Report on Form 10-K dated April 1, 1999).


         10.23 -- Stock Purchase Agreement dated effective as of September
                  30, 1998 among BrightStar, BrightStar Group International, Inc. and the holders of the outstanding capital stock of PROSAP AG (Incorporated by reference from Exhibit 2.1 to the Current Report On Form 8-K of BrightStar dated November 10,
                  1998).


         10.24 -- Factoring Agreement and Security Agreement dated January
                  22, 1999 among Metro Factors, Inc. dba Metro Financial Services, Inc., Brian R. Blackmarr and Associates, Inc., Software Consulting Services America, Inc., Software Innovators, Inc., and Integrated Controls, Inc. (Incorporated by reference to Exhibit 10.24 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).



         10.25 -- Guaranty dated January 22, 1999 by BrightStar for the benefit Of Metro Factors, Inc. dba Metro Financial Services, Inc. (Incorporated by reference to Exhibit 10.25 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).



         10.26 -- Severance Agreement and Release effective November 20, 1998 between BrightStar and Thomas A. Hudgins (Incorporated by reference to Exhibit 10.26 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).



         10.27 -- Severance Agreement and Release effective January 31, 1999 between BrightStar and Daniel M. Cofall. (Incorporated by reference to Exhibit 10.27 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).

         10.28 -- Severance Agreement and Release effective January 31, 1999 between Marshall G. Webb. (Incorporated by reference to Exhibit 10.28 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).



         10.29 -- Revolving Credit Agreement dated March 29,1999 between BrightStar and Comerica Bank (Incorporated by reference to Exhibit 10.29 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).



         10.30 -- Form of subsidiaries guaranty dated March 29,1999, between BrightStar subsidiaries and Comerica Bank (Incorporated by reference to Exhibit 10.30 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).



         10.31 -- Security Agreement (Negotiable collateral) dated March 29,1999 between BrightStar and Comerica Bank (Incorporated by reference to Exhibit 10.31 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).



         10.32 -- Security Agreement (All assets) dated March 29, 1999 between BrightStar and Comerica Bank (Incorporated by reference to Exhibit 10.32 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).



         10.33 -- $15,000,000 Revolving Note dated March 29, 1999 from BrightStar to Comerica Bank (Incorporated by reference to Exhibit 10.33 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).



         10.34 -- Asset Purchase Agreement LLC dated as of April 1, 1999 among BrightStar Information Technology Group, Inc., Software Consulting Services America, Inc., Integrated Systems Consulting, LLC and the Individuals Owning all of the Membership Interests of Integrated Systems Consulting (Incorporated by reference to Exhibit 10.34 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).



         10.35 -- Securities Purchase Agreement dated as of March 10, 2000 among BrightStar Information Technology Group, Inc. and Strong River Investments, Inc. and Montrose Investments LTD (Incorporated by reference to Exhibit 10.35 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).


         10.36 -- Registration Rights Agreement dated as of March 10, 2000 among BrightStar Information Technology Group, Inc. and Strong River Investments, Inc. and Montrose Investments LTD.


         10.37 -- Adjustable Warrant issued to Strong River Investments, Inc. on March 10, 2000 (Incorporated by reference to BrightStar's Annual Report on Form 10-K dated March 30, 2000).



         10.38 -- Adjustable Warrant issued to Montrose Investments LTD on March 10, 2000 (Incorporated by reference to BrightStar's Annual Report on Form 10-K dated March 30, 2000).



         10.39 -- Warrant issued to Montrose Investments LTD on March 10,
                  2000 (Incorporated by reference to BrightStar's Annual Report on Form 10-K dated March 30, 2000).



         10.40 -- Warrant issued to Wharton Capital Partners Ltd. on March 10, 2000 (Incorporated by reference to BrightStar's Annual Report on Form 10-K dated March 30, 2000).


         10.41 -- Amendment to Asset Purchase Agreement Among BrightStar Information Technology Group, Inc., Software Consulting Services America, Inc., Integrated Systems Consulting, LLC and the Individuals Owning All Of The Membership Interests of Integrated Systems Consulting, LLC dated as of June 2000.


         21.1  -- List of Subsidiaries of the Company.



         23.1  -- Consent of Grant Thornton LLP, Independent Auditors.


         23.2  -- Consent of Deloitte & Touche LLP, Independent Auditors.

         23.3  -- Consent of Counsel (included in Exhibit 5.1).


         24.1  -- Power of Attorney (see page II-4).


         27.1  -- Financial Data Schedule.


     (b)          Financial Statement Schedules

All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

         A. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         B. The undersigned Registrant hereby undertakes to do the following, to the extent that such actions are required by the rules and regulations of the Securities and Exchange Commission:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pleasanton, State of California, on the 3rd day of October 2000.

                                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.


                                  By: /s/ Joseph A. Wagda
                                     -------------------------------------
                                     Joseph A. Wagda
                                     Chief Executive Officer
                                     (Principal Executive Officer)

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Wagda and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 3, 2000:



           SIGNATURE                                     TITLE                                    DATE
           ---------                                     -----                                    ----
    /s/ Joseph A. Wagda               President, Chief Executive Officer and Director        October 3, 2000
-------------------------------       (Principal Executive Officer)
    Joseph A. Wagda

    /s/ Donald W. Rowley              Chief Financial Officer and Director (Principal        October 3, 2000
-------------------------------       Financial Officer)
    Donald W. Rowley

    /s/ David L. Christeson           Controller (Principal Accounting Officer)              October 3, 2000
-------------------------------
    David L. Christeson

    /s/ George M. Siegel              Chairman of the Board of Directors                     October 3, 2000
-------------------------------
    George M. Siegel

    /s/ Jennifer T. Barrett           Director                                               October 3, 2000
-------------------------------
    Jennifer T. Barrett

    /s/ W. Barry Zwahlen              Director                                               October 3, 2000
-------------------------------
    W. Barry Zwahlen

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                                INDEX TO EXHIBITS



        EXHIBIT
        NUMBER                          DESCRIPTION
        -------                         -----------
         3.1   -- Certificate of Incorporation, as amended (Incorporated by reference from Exhibit 3.1 to Amendment No. 1 to BrightStar's
                  Registration Statement on Form S-1 filed February 27, 1998
                  (File No. 333-43209)).

         3.2   -- Bylaws, as amended (Incorporated by reference from Exhibit
                  3.2 to Amendment No. 3.2 to BrightStar's Registration
                  Statement on Form S-1 filed April 14, 1998 (File No.
                  333-43209)).

         4.1 -- Specimen Common Stock Certificates (Incorporated by reference from Exhibit 4.1 to Amendment No. 1 to BrightStar's
                  Registration Statement on Form S-1 filed February 27, 1998
                  (File No. 333-43209)).

         4.2 -- Agreement and Plan of Exchange dated December 15, 1997 among BrightStar, BITG, BITI and the holders of the outstanding capital stock of BITG (Incorporated by reference from Exhibit 4.2 to Amendment No. 1 to BrightStar's
                  Registration Statement on Form S-1 filed February 27, 1998
                  (File No. 333-43209)).

         4.3   -- Option Agreement dated as of December 16, 1997 between
                  BrightStar and Brewer-Gruenert Capital Advisors, LLC
                  (Incorporated by reference from Exhibit 4.4 to Amendment No. 1 to BrightStar's Registration Statement on Form S-1 filed
                  February 27, 1998 (File No. 333-43209)).

         5.1   -- Opinion of Orrick, Herrington & Sutcliffe LLP.

         10.1 -- BrightStar 1997 Long-Term Incentive Plan (Incorporated by reference from Exhibit 10.1 to Amendment No. 1 to BrightStar's
                  Registration Statement on Form S-1 filed February 27, 1998
                  (File No. 333-43209)).

         10.2 -- Agreement and Plan of Exchange by and among BrightStar and the holders of the outstanding capital stock of Brian R.
                  Blackmarr and Associates, Inc. (Incorporated by reference from Exhibit 10.2 to BrightStar's Registration Statement on Form
                  S-1 filed December 24, 1997 (File No. 333-43209)).

         10.3 -- Agreement and Plan of Exchange by and among BrightStar and the holders of the outstanding capital stock of Integrated
                  Controls, Inc. (Incorporated by reference from Exhibit 10.3 to
                  BrightStar's Registration Statement on Form S-1 filed December
                  24, 1997 (File No. 333-43209)).

         10.4 -- Agreement and Plan of Exchange by and among BrightStar and the holders of the outstanding capital stock of Mindworks
                  Professional Education Group, Inc. (Incorporated by reference from Exhibit 10.4 to BrightStar's Registration Statement on
                  Form S-1 filed December 24, 1997 (File No. 333-43209)).

         10.5  -- Agreement and Plan of Exchange by and among BrightStar,
                  Software Consulting Services America, LLC and the holders of the outstanding ownership interests of Software Consulting
                  Services America, LLC. (Incorporated by reference from Exhibit
                  10.5 to BrightStar's Registration Statement on Form S-1 filed
                  December 24, 1997 (File No. 333-43209)).

         10.6 -- Agreement and Plan of Exchange by and among BrightStar and Software Consulting Services Pty. Ltd. in its capacity as
                  Trustee of the Software Consulting Services Unit Trust and the holders of all of the outstanding ownership interests in the Software Consultants Unit Trust (Incorporated by reference from Exhibit 10.6 to BrightStar's Registration Statement on
                  Form S-1 filed December 24, 1997 (File No. 333-43209)).

         10.7 -- Agreement and Plan of Exchange by and among BrightStar and The holders of the outstanding capital stock of Software
                  Innovators, Inc. (Incorporated by reference from Exhibit 10.7 to BrightStar's Registration Statement on Form S-1 filed
                  December 24, 1997 (File No. 333-43209)).

         10.8 -- Agreement and Plan of Exchange by and among BrightStar and the holder of the outstanding capital stock of Zelo Group, Inc. and Joel Rayden (Incorporated by reference from Exhibit
                  10.8 to BrightStar's Registration Statement on Form S-1 filed
                  December 24, 1997 (File No. 333-43209)).

         10.9  -- Form of Employment Agreement between BrightStar and
                  Marshall G. Webb, Thomas A. Hudgins and Daniel M. Cofall
                  (Incorporated by reference from Exhibit 10.9 to Amendment No.
                  1 to BrightStar's Registration Statement on Form S-1 filed
                  February 27, 1998 (File No. 333-43209)).

         10.10 -- Employment Agreement between Software Consulting Services
                  America, Inc. and Michael A. Ober (Incorporated by reference from Exhibit 10.10 to BrightStar's Annual Report on Form 10-K dated April 1, 1999).

         10.11 -- Office Lease dated November 11, 1998, between Principal
                  Life Insurance Company and BrightStar (Incorporated by reference from Exhibit 10.11 to BrightStar's Annual Report on
                  Form 10-K dated April 1, 1999).

         10.12 -- Employment Agreement dated Jan. 31, 1999 between BrightStar and Donald Rowley (Incorporated by reference from Exhibit
                  10.12 to BrightStar's Annual Report on Form 10-K dated April
                  1, 1999).

         10.13 -- Employment Agreement between Brian R. Blackmarr and
                  Associates, Inc. and Brian R. Blackmarr (Incorporated by reference from Exhibit 10.10 to Amendment No. 1 to
                  BrightStar's Registration Statement on Form S-1 filed February
                  27, 1998 (File No. 333-43209)).

         10.14 -- Letter Agreement dated August 14, 1997 between BITG and
                  McFarland, Grossman and Company, Inc., and amended as of March
                  17, 1998 (Incorporated by reference from Exhibit 10.11 to
                  Amendment No. 2 to BrightStar's Registration Statement on Form
                  S-1 filed March 24, 1998 (File No. 333-43209)).

         10.15 -- Letter Agreement dated September 26, 1997 between BITG and
                  Brewer-Gruenert Capital Advisors, LLC, and amended as of December 15, 1997 (Incorporated by reference from Exhibit
                  10.12 to BrightStar's Registration Statement on Form S-1 filed
                  December 24, 1997 (File No. 333-43209)).

         10.16 -- Loan Agreement dated October 16, 1997 between BITI and BITG
                  (Incorporated by reference from Exhibit 10.13 to Amendment No.
                  1 To BrightStar's Registration Statement on Form S-1 filed
                  February 27, 1998 (File No. 333-43209)).

         10.17 -- Stock Repurchase Agreement between BrightStar and Marshall
                  G. Webb, Daniel M. Cofall, and Thomas A. Hudgins (Incorporated by reference from Exhibit 10.17 to BrightStar's Annual Report on Form 10-K dated April 1, 1999).

         10.18 -- Agreement Regarding Repurchase of Stock by and among
                  BrightStar, George M. Siegel, Marshall G. Webb, Thomas A.
                  Hudgins, Daniel M. Cofall, Mark D. Diggs, Michael A. Sooley,
                  Michael B. Miller, and Tarrant Hancock (Incorporated by reference from Exhibit 10.18 to BrightStar's Annual Report on
                  Form 10-K dated April 1, 1999).

         10.19 -- Amendment to Agreement and Plan of Exchange dated as of June 5, 1998 by and BrightStar and the holder of the outstanding capital stock of Zelo Group, Inc. and Joel Rayden
                  (Incorporated by reference from Exhibit 10.19 to BrightStar's
                  Annual Report on Form 10-K dated April 1, 1999).

         10.20 -- Deed of Variation dated as of April 17, 1998 by and among BrightStar and Software Consulting Services Pty. Ltd. and
                  Kentcom Pty. Ltd., Salvatore Fazio, Pepper Tree Pty. Ltd.,
                  Christopher Richard Banks, Cedarman Pty. Ltd, Stephen Donald
                  Caswell, Quicktrend Pty. Ltd., Desmond John Lock, Kullamurra
                  Pty. Ltd., Robert Stephen Langford, and KPMG Information
                  Solutions Pty. Ltd. and Data Collection Systems Integration
                  Pty. Ltd. (Incorporated by reference from Exhibit 10.20 to
                  BrightStar's Annual Report on Form 10-K dated April 1, 1999).

         10.21 -- Asset Purchase Agreement dated as of June 30, 1998 among
                  BrightStar, Cogent Acquisition Corp., Cogent Technologies, LLC and the holders of all of all the outstanding membership interest of Cogent Technologies, LLC. (Incorporated by reference from Exhibit 10.21 to BrightStar's Annual Report on
                  Form 10-K dated April 1, 1999).

         10.22 -- Asset Purchase Agreement dated as of August 31, 1998 among
                  BrightStar, Software Consulting Services America, Inc., TBQ
                  Associates, Inc. and the holders of all the outstanding capital stock of TBQ Associates, Inc. (Incorporated by reference from Exhibit 10.22 to BrightStar's Annual Report on
                  Form 10-K dated April 1, 1999).

         10.23 -- Stock Purchase Agreement dated effective as of September
                  30, 1998 among BrightStar, BrightStar Group International,
                  Inc. and the holders of the outstanding capital stock of PROSAP AG (Incorporated by reference from Exhibit 2.1 to the Current Report On Form 8-K of BrightStar dated November 10,
                  1998).

         10.24 -- Factoring Agreement and Security Agreement dated January
                  22, 1999 among Metro Factors, Inc. dba Metro Financial
                  Services, Inc., Brian R. Blackmarr and Associates, Inc.,
                  Software Consulting Services America, Inc., Software
                  Innovators, Inc., and Integrated Controls, Inc. (Incorporated by reference to Exhibit 10.24 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).

         10.25 -- Guaranty dated January 22, 1999 by BrightStar for the benefit Of Metro Factors, Inc. dba Metro Financial Services,
                  Inc. (Incorporated by reference to Exhibit 10.25 to BrightStar's Annual Report on Form 10-K dated March 30, 2000).

         10.26 -- Severance Agreement and Release effective November 20, 1998 between BrightStar and Thomas A. Hudgins (Incorporated by reference to Exhibit 10.26 to BrightStar's Annual Report on
                  Form 10-K dated March 30, 2000).

         10.27 -- Severance Agreement and Release effective January 31, 1999 between BrightStar and Daniel M. Cofall. (Incorporated by reference to Exhibit 10.27 to BrightStar's Annual Report on
                  Form 10-K dated March 30, 2000).

         10.28 -- Severance Agreement and Release effective January 31, 1999 between Marshall G. Webb. (Incorporated by reference to Exhibit 10.28 to BrightStar's Form 10-K dated March 30, 2000).

         10.29 -- Revolving Credit Agreement dated March 29,1999 between
                  BrightStar and Comerica Bank (Incorporated by reference to Exhibit 10.29 to BrightStar's Annual Report on Form 10-K dated
                  March 30, 2000).

         10.30 -- Form of subsidiaries guaranty dated March 29,1999, between BrightStar subsidiaries and Comerica Bank (Incorporated by reference to Exhibit 10.30 to BrightStar's Annual Report on
                  Form 10-K dated March 30, 2000).

         10.31 -- Security Agreement (Negotiable collateral) dated March
                  29,1999 between BrightStar and Comerica Bank (Incorporated by reference to Exhibit 10.31 to BrightStar's Annual Report on
                  Form 10-K dated March 30, 2000).

         10.32 -- Security Agreement (All assets) dated March 29, 1999 between BrightStar and Comerica Bank (Incorporated by reference to Exhibit 10.32 to BrightStar's Annual Report on
                  Form 10-K dated March 30, 2000).

         10.33 -- $15,000,000 Revolving Note dated March 29, 1999 from
                  BrightStar to Comerica Bank (Incorporated by reference to Exhibit 10.33 to BrightStar's Annual Report on Form 10-K dated
                  March 30, 2000).

         10.34 -- Asset Purchase Agreement LLC dated as of April 1, 1999 among BrightStar Information Technology Group, Inc., Software
                  Consulting Services America, Inc., Integrated Systems
                  Consulting, LLC and the Individuals Owning all of the Membership Interests of Integrated Systems Consulting
                  (Incorporated by reference to Exhibit 10.34 to BrightStar's
                  Annual Report on Form 10-K dated March 30, 2000).

         10.35 -- Securities Purchase Agreement dated as of March 10, 2000 among BrightStar Information Technology Group, Inc. and Strong
                  River Investments, Inc. and Montrose Investments LTD
                  (Incorporated by reference to Exhibit 10.35 to BrightStar's
                  Annual Report on Form 10-K dated March 30, 2000).

         10.36 -- Registration Rights Agreement dated as of March 10, 2000 among BrightStar Information Technology Group, Inc. and Strong
                  River Investments, Inc. and Montrose Investments LTD.

         10.37 -- Adjustable Warrant issued to Strong River Investments, Inc.
                  on March 10, 2000 (Incorporated by reference to BrightStar's
                  Annual Report on Form 10-K dated March 30, 2000).

         10.38 -- Adjustable Warrant issued to Montrose Investments LTD on
                  March 10, 2000 (Incorporated by reference to BrightStar's
                  Annual Report on Form 10-K dated March 30, 2000).

         10.39 -- Warrant issued to Montrose Investments LTD on March 10,
                  2000 (Incorporated by reference to BrightStar's Annual Report on Form 10-K dated March 30, 2000).

         10.40 -- Warrant issued to Wharton Capital Partners Ltd. on March
                  10, 2000 (Incorporated by reference to BrightStar's Annual
                  Report on Form 10-K dated March 30, 2000).

         10.41 -- Amendment to Asset Purchase Agreement Among BrightStar
                  Information Technology Group, Inc., Software Consulting
                  Services America, Inc., Integrated Systems Consulting, LLC and the Individuals Owning All Of The Membership Interests of
                  Integrated Systems Consulting, LLC dated as of June 2000.

         21.1  -- List of Subsidiaries of the Company.

         23.1  -- Consent of Grant Thornton LLP, Independent Auditors.

         23.2  -- Consent of Deloitte & Touche LLP, Independent Auditors.

         23.3  -- Consent of Counsel (included in Exhibit 5.1).

         24.1  -- Power of Attorney (see page II-4).

         27.1  -- Financial Data Schedule.